Filed pursuant to Rule 424(b)(5)

Registration No. 333-193113

PROSPECTUS SUPPLEMENT

(to Prospectus dated January 16, 2014)

$30,000,000

10.50% Series E Convertible Preferred Stock

Up to 34,800,000 Shares of Common Stock

This prospectus supplement relates to the issuance and sale of up to $30,000,000 of our 10.50% Series E Convertible Preferred Stock, par value $0.001 per share and liquidation preference $25.00 per share, which we refer to as our Series E Preferred Stock, from time to time through MLV & Co. LLC, or MLV, as our sales agent. This prospectus supplement also covers up to 34,800,000 shares of our common stock, par value $0.001 per share, that may be issued upon the conversion of the Series E Preferred Stock as more fully described herein. Sales of Series E Preferred Stock, if any, will be made in accordance with the terms of an at market issuance sales agreement, or Sales Agreement, between MLV and us.

Our Series E Preferred Stock is listed on The NASDAQ Capital Market, or NASDAQ, and trades under the symbol “PPHMP”, and our common stock is listed on the NASDAQ and trades under the symbol “PPHM”. On June 12, 2014, the last reported sales price of our Series E Preferred Stock on the NASDAQ was $25.70 per share, and on the same date, the last reported sales price of our common stock on the NASDAQ was $1.78 per share. Subject to the terms of applicable notices requesting the placement of shares of our Series E Preferred Stock by MLV, MLV may sell shares of our Series E Preferred Stock by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 of the Securities Act of 1933, as amended, which we refer to as the Securities Act, including without limitation sales made directly on or through the NASDAQ, on any other existing trading market for the shares or to or through a market maker other than on an exchange, or by any other method permitted by law including in negotiated transactions at market prices prevailing at the time of sale. MLV will make all sales using commercially reasonable efforts consistent with its normal sales and trading practices on mutually agreed upon terms between MLV and us.

The Series E Preferred Stock will not be redeemable before February 11, 2017, except as described below upon the occurrence of a Change of Control (as defined herein). On or after February 11, 2017 we may, at our option, redeem any or all of the shares of the Series E Preferred Stock at the $25.00 per share liquidation preference plus any accumulated and unpaid dividends to, but not including, the redemption date. In addition, upon the occurrence of a Change of Control, we may redeem any or all of the shares of Series E Preferred Stock within 120 days after the date on which such Change of Control occurred at $25.00 per share plus any accumulated and unpaid dividends to, but excluding, the redemption date. The Series E Preferred Stock has no stated maturity, is not subject to any sinking fund or mandatory redemption, and will remain outstanding indefinitely unless we repurchase, redeem or convert it into our common stock in connection with a Change of Control or a Market Trigger (as defined herein), or unless a holder chooses to convert the Series E Preferred Stock into our common stock.

We will pay to MLV in cash, upon each sale of shares of Series E Preferred Stock pursuant to the Sales Agreement, up to 5.0% of the gross proceeds from each sale. The net proceeds from any sales under this prospectus will be used as described under “Use of Proceeds” in this prospectus supplement. In connection with the sale of Series E Preferred Stock on our behalf, MLV may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of MLV may be deemed to be underwriting commissions. We have agreed to provide indemnification and contribution to MLV against certain liabilities, including liabilities under the Securities Act.

Investing in the Series E Preferred Stock involves a high degree of risk. See “Risk Factors” beginning on page S-9 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 13, 2014

TABLE OF CONTENTS

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT	S-1
PROSPECTUS SUPPLEMENT SUMMARY	S-2
THE OFFERING	S-4
RISK FACTORS	S-9
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	S-14
RATIO OF COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS TO EARNINGS	S-15
USE OF PROCEEDS	S-15
DESCRIPTION OF THE SERIES E PREFERRED STOCK	S-16
PLAN OF DISTRIBUTION	S-37
LEGAL MATTERS	S-38
EXPERTS	S-38
WHERE TO LEARN MORE ABOUT US	S-38
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	S-39

Prospectus

ABOUT THIS PROSPECTUS	1
PROSPECTUS SUMMARY	1
RISK FACTORS	3
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	3
RATIO OF COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS TO EARNINGS	3
USE OF PROCEEDS	4
DESCRIPTION OF SECURITIES TO BE OFFERED	4
DESCRIPTION OF COMMON STOCK	4
DESCRIPTION OF PREFERRED STOCK	5
PLAN OF DISTRIBUTION	6
LEGAL MATTERS	8
EXPERTS	9
WHERE TO LEARN MORE ABOUT US	9
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	9

i

ABOUT THIS PROSPECTUS SUPPLEMENT

 This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus, dated January 16, 2014, are part of a registration statement on Form S-3 (File No. 333-193113) that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this registration statement, we may sell any combination of the securities described in such registration statement from time to time, either separately or in units, in one or more offerings. Together, these offerings (including the offering under this prospectus supplement) may total up to $100.0 million.

This document is in two parts. The first part is this prospectus supplement, which describes the securities we are offering and the terms of the offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to the securities offered by this prospectus supplement. Generally, when we refer to this “prospectus,” we are referring to both documents combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, you should rely on the information in this prospectus supplement. We urge you to carefully read this prospectus supplement and the accompanying prospectus and any related free writing prospectus, together with the information incorporated herein and therein by reference as described under the heading “Incorporation of Certain Documents by Reference,” before buying any of the securities being offered.

You should rely only on the information that we have provided or incorporated by reference in this prospectus supplement and the accompanying prospectus and any related free writing prospectus that we may authorize to be provided to you. We have not authorized anyone to provide you with information different from that contained in or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information contained in this prospectus supplement and the accompanying prospectus, as well as the information that we have filed with the SEC, and incorporated by reference herein, is accurate only as of the date of the applicable document. This prospectus supplement does not constitute an offer or solicitation by anyone in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to anyone to whom it is unlawful to make an offer or solicitation. This prospectus supplement is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus supplement and the accompanying prospectus or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any related free writing prospectus, or any sale of a security.

This prospectus supplement contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where To Learn More About Us.”

As used in this prospectus supplement, the terms “we”, “us”, “our”, “Company” and “Peregrine” refer to Peregrine Pharmaceuticals, Inc., and its wholly-owned subsidiary, Avid Bioservices, Inc.

S-1

PROSPECTUS SUPPLEMENT SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus.  It does not contain all the information you should consider before investing in our securities.  Before making an investment decision, you should read carefully this prospectus supplement and the accompanying prospectus and any other offering materials, together with the additional information described under “Where To Learn More About Us” and “Incorporation of Certain Documents By Reference,” beginning on page S-38 of this prospectus supplement.

Our Company

We are a biopharmaceutical company with a pipeline of novel drug candidates in clinical trials focused on the treatment and diagnosis of cancer. We are advancing our lead immunotherapy candidate, bavituximab, in Phase III development, our SUNRISE trial, for the treatment of second-line non-small cell lung cancer, or NSCLC, while also seeking a licensing or funding partner to further advance Cotara into Phase III development for the treatment of brain cancer. In addition, we are evaluating our lead molecular imaging agent, 124I-PGN650, in an exploratory clinical trial for the imaging of multiple solid tumor types.

Bavituximab is our lead immunotherapy candidate in Phase III development for the treatment of NSCLC. In May 2013, we reached an agreement with the U.S. Food and Drug Administration, or FDA on the design of the Phase III SUNRISE trial (Stimulating ImmUne RespoNse thRough BavItuximab in a PhaSE III Lung Cancer Study). The SUNRISE trial design was supported by promising data from our Phase IIb trial in the same indication. In December 2013, we initiated the SUNRISE trial and patient enrollment is ongoing. In addition, in January 2014, we announced that bavituximab received FDA Fast Track designation for combination with docetaxel in patients with previously-treated non-squamous NSCLC.

The Phase III SUNRISE trial is a randomized, double-blind, placebo-controlled trial evaluating bavituximab plus docetaxel versus docetaxel plus placebo in approximately 600 patients at clinical sites worldwide. The trial will enroll patients with stage IIIb/IV non-squamous NSCLC who have progressed after standard front-line treatment. Patients will be randomized into one of two treatment arms. One treatment arm will receive docetaxel (75 mg/m2), up to six 21-day cycles, in combination with bavituximab (3 mg/kg) weekly until progression or toxicity. The other treatment arm will receive docetaxel (75 mg/m2), up to six 21-day cycles, in combination with placebo weekly until progression or toxicity. The primary endpoint of the trial will be overall survival.

With respect to our Cotara oncology program, in December 2012, we reached an agreement with the FDA on the design of a single pivotal trial to potentially support product registration for Cotara in the treatment of recurrent glioblastoma multiforme, or GBM. We are currently seeking a partner to further develop Cotara in recurrent GBM.

With respect to our imaging program, we are currently conducting an open-label, single-center clinical trial under an exploratory Investigational New Drug Application filed with the FDA for our lead imaging agent 124I-PGN650 for the imaging of multiple solid tumor types.

For a more detailed discussion of our other bavituximab trials and our other proprietary platforms, including Cotara and PGN650, please refer to our Form 10-K for the fiscal year ended April 30, 2013, filed with the SEC on July 11, 2013 and our Form 10-Q for the quarterly period ended January 31, 2014, filed with the SEC on March 7, 2014.

In addition to our clinical research and development efforts, we operate a wholly-owned cGMP (current Good Manufacturing Practices) contract manufacturing subsidiary, Avid Bioservices, Inc., or Avid. Avid is a Contract Manufacturing Organization that provides fully integrated services from cell line development to commercial cGMP biomanufacturing for Peregrine and its third-party clients. In addition to generating revenue from providing a broad range of biomanufacturing services to third-party clients, Avid is strategically integrated with Peregrine to manufacture all clinical products to support our company-sponsored and investigator-sponsored clinical trials while also preparing for potential commercial launch of bavituximab.

S-2

Company Information

We are a Delaware corporation. Our principal executive offices are located at 14282 Franklin Avenue, Tustin, California 92780 and our telephone number is 714-508-6000. Our internet website addresses are www.peregrineinc.com, www.avidbio.com and www.peregrinetrials.com. This reference to our websites is an inactive textual reference only and is not a hyperlink.  The contents of our website are not part of this prospectus supplement or the accompanying prospectus, and you should not consider the contents of our website in making an investment decision with respect to our securities.

S-3

THE OFFERING

The following is a brief summary of certain terms of this offering. For amore complete description of the Series E Preferred Stock, please see the sections entitled “Description of the Series E Preferred Stock” in this prospectus supplement and “Description of Preferred Stock” in the accompanying prospectus.

Issuer	Peregrine Pharmaceuticals, Inc.
Securities Offered

$30,000,000 of Series E Preferred Stock. We are also registering up to 34,800,000 shares of our common stock underlying the Series E Preferred Stock representing the maximum number of shares issuable upon conversion as described below under “Conversion Rights.”

Manner of Offering

“At the market” offering that may be made from time to time on the NASDAQ or other market for our common stock in the United States through our sales agent, MLV. See the section entitled “Plan of Distribution” of this prospectus supplement.

Dividends

Holders of the Series E Preferred Stock are be entitled to receive cumulative cash dividends at a rate of 10.50% per annum of the $25.00 per share liquidation preference (equivalent to $2.625 per annum per share) when, as and if declared by our Board of Directors.

Dividends are payable quarterly on the 1st day of each April, July, October and January, provided that if any dividend payment date is not a business day, then the dividend which would have been payable on that dividend payment date will be paid on the next succeeding business day, and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that dividend payment date to that next succeeding business day. Dividends will accrue and be cumulative from, and including, the date of original issuance. For the definition of “dividend payment date” please see the section entitled “Description of the Series E Preferred Stock—Dividends.”

Under certain conditions relating to our non-payment of dividends on the Series E Preferred Stock, or if the Series E Preferred Stock is no longer listed on the NASDAQ, the New York Stock Exchange LLC, or NYSE, the NYSE MKT LLC, or NYSE MKT, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or the NASDAQ, each a “National Exchange”, for at least 180 consecutive days, the dividend rate on the Series E Preferred Stock will increase to 12.50% per annum, or the “Penalty Rate”.

Penalties as a Result of Failure to Pay Dividends

If, at any time, there is a dividend default because cash dividends on the outstanding Series E Preferred Stock are accrued but not paid in full for any four consecutive or non-consecutive quarterly periods, referred to as a Dividend Default, then, until we have paid all accumulated and unpaid dividends on the shares of the Series E Preferred Stock in full the annual dividend rate on the Series E Preferred Stock will be increased to the Penalty Rate commencing on the first day after the missed fourth quarterly payment. Once we have paid all accumulated and unpaid dividends in full and have paid cash dividends at the Penalty Rate in full for an additional two consecutive quarters, the dividend rate will be restored to the stated rate and the foregoing provisions will not be applicable unless we again fail to pay a quarterly dividend during any future quarter.

Penalties as a Result of our Failure to Maintain a Listing on a National Exchange	If we fail for 180 or more consecutive days to maintain a listing of the Series E Preferred Stock on a National Exchange, referred to as a Delisting Event, then the annual dividend rate on the Series E Preferred Stock will be increased to the Penalty Rate on the 181st day. Such increased dividend rate will continue for so long the Series E Preferred Stock is not listed on a National Exchange.

S-4

No Maturity

The Series E Preferred Stock has no stated maturity and will not be subject to any sinking fund. Shares of the Series E Preferred Stock will remain outstanding indefinitely unless we decide to redeem, convert or otherwise repurchase them as described below under “Description of the Series E Preferred Stock—Redemption—General,” “—Redemption—Special Optional Redemption Upon Change of Control,” or “—Conversion Rights; Market Trigger Conversion” or they are converted by the holders thereof as described below under “—Conversion Rights.” We are not required to set aside funds to redeem the Series E Preferred Stock.

Special Optional Redemption Upon Change of Control

Following a “Change of Control” of us by a person or entity, we (or the acquiring entity) may, at our option, redeem the Series E Preferred Stock, in whole but not in part, within 120 days after the date on which the Change of Control has occurred for cash, at the price of $25.00 per share, plus all accrued and unpaid dividends (whether or not earned or declared) to, but excluding, the redemption date.  If, prior to the Change of Control Conversion Date (as defined herein), we have provided notice of our election to redeem some or all of the shares of Series E Preferred Stock (whether pursuant to our optional redemption right described below or this special optional redemption right), the holders of Series E Preferred Stock will not have the Change of Control Conversion Right described below under “—Conversion Rights” with respect to the shares of Series E Preferred Stock called for redemption.  Please see the section entitled “Description of the Series E Preferred Stock—Redemption—Special Optional Redemption Upon Change of Control” in this prospectus supplement.  Notwithstanding the foregoing, holders shall always have the right, up to any applicable redemption date, to convert the Series E Preferred Stock into our common stock at a conversion price of $3.00 per share, as such conversion price may be adjusted.

A “Change of Control” is deemed to occur when the following have occurred and are continuing:

(i)

a “person,” “group” or “entity” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act) becomes the ultimate “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of voting stock that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of voting stock representing more than 50% of the total voting power of the total voting stock of Peregrine;

(ii)	Peregrine sells, transfers or otherwise disposes of all or substantially all of its assets; or

(iii)	The consummation of a merger or share exchange of Peregrine with another entity where Peregrine’s stockholders immediately prior to the merger or share exchange would not beneficially own, immediately after the merger or share exchange, securities representing 50% or more of the outstanding voting stock of the entity issuing cash or securities in the merger or share exchange (without consideration of the rights of any class of stock to elect directors by a separate group vote), or where members of the Board of Directors immediately prior to the merger or share exchange would not, immediately after the merger or share exchange, constitute a majority of the board of directors of the entity issuing cash or securities in the merger or share exchange.

Optional Company Redemption

We may not redeem the Series E Preferred Stock prior to February 11, 2017, except as described below under “Description of the Series E Preferred Stock—Redemption—Special Optional Redemption Upon Change of Control.”

S-5

Conversion Rights

Each outstanding share of Series E Preferred Stock shall be convertible at any time at the option of the holder into that number of whole shares of our common stock as is equal to $25.00 per share, plus accrued and unpaid dividends, divided by an initial conversion price of $3.00. The initial conversion price and the conversion price as adjusted are referred to as the “Conversion Price.”

Upon the occurrence of a Change of Control, in addition to the conversion right noted in the above paragraph, each holder of Series E Preferred Stock will have the right subject to our election to redeem the Series E Preferred Stock in whole or part, as described above under “Description of the Series E Preferred Stock—Redemption—General” or “Description of the Series E Preferred Stock—Redemption—Special Optional Redemption Upon Change of Control,” prior to the Change of Control Conversion Date to convert some or all of the Series E Preferred Stock held by such holder on the Change of Control Conversion Date into a number of shares of our common stock per share of Series E Preferred Stock equal to the lesser of:

•	the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of Series E Preferred Stock plus the amount of any accumulated and unpaid dividends thereon to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a dividend record date (as defined herein) and prior to the corresponding dividend payment date (as defined herein) for the Series E Preferred Stock, in which case no additional amount for such accrued and unpaid dividends will be included in this sum) by (ii) the Common Stock Price (as defined herein); and

•	29 (the “Share Cap”), subject to adjustments to the Share Cap for any splits, subdivisions or combinations of our common stock;

in each case, on the terms and subject to the conditions described in this prospectus supplement, including provisions for the receipt, under specified circumstances, of alternative consideration as described in this prospectus supplement.

For definitions of “Change of Control Conversion Right,” “Change of Control Conversion Date” and “Common Stock Price” and a description of certain adjustments and provisions for the receipt of alternative consideration that may be applicable to the conversion of Series E Preferred Stock in the event of a Change of Control, and for other important information, please see the section entitled “Description of the Series E Preferred Stock—Conversion Rights.” For definitions of “dividend payment date” and “dividend record date,” please see the section entitled “Description of the Series E Preferred Stock—Dividends.”

Market Trigger Conversion

We, at our option, may cause the Series E Preferred Stock to be converted in whole or in part, on a pro rata basis, into fully paid and nonassessable shares of common stock as is equal to $25.00 per share, plus accrued and unpaid dividends, divided by the Conversion Price if the Trading Price (as defined hereafter) of the common stock shall have equaled or exceeded 130% of the Conversion Price for at least 20 trading days in any 30 consecutive trading day period ending three days prior to the date of notice of conversion (such event, the “Market Trigger”). Any shares of Series E Preferred Stock so converted shall be treated as having been surrendered by the holder thereof for conversion on the date of such mandatory conversion (unless previously converted at the option of the holder).

Liquidation Preference

If we liquidate, dissolve or wind up, holders of the Series E Preferred Stock have the right to receive $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the date of payment, before any payment is made to the holders of our common stock. Please see the section entitled “Description of the Series E Preferred Stock—Liquidation Preference.”

S-6

Ranking

The Series E Preferred Stock ranks: (i) senior to our common stock and any other shares of stock that we may issue in the future, the terms of which specifically provide that such stock ranks junior to the Series E Preferred Stock, in each case with respect to payment of dividends and amounts distributed upon liquidation, dissolution or winding up, which we refer to as “junior shares”; (ii) equal to any shares of stock that we may issue in the future, the terms of which specifically provide that such stock ranks on parity with such Series E Preferred Stock, in each case with respect to payment of dividends and amounts distributed upon liquidation, dissolution or winding up, which we refer to as “parity shares”; (iii) junior to all other shares of stock issued by us, the terms of which specifically provide that such stock ranks senior to the Series E Preferred Stock, in each case with respect to payment of dividends and amounts distributed upon liquidation, dissolution or winding up (any such creation would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series E Preferred Stock), which we refer to as “senior shares”; and (iv) junior to all our existing and future indebtedness. Please see the section entitled “Description of the Series E Preferred Stock—Ranking.”

Voting Rights

Holders of Series E Preferred Stock will generally have no voting rights. However, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series E Preferred Stock is required for us (i) to authorize or issue any class or series of stock ranking senior to the Series E Preferred Stock with respect to the payment of dividends or the distribution of assets on liquidation, dissolution or winding up, (ii) to amend any provision of our certificate of incorporation, as amended, so as to materially and adversely affect any rights of the Series E Preferred Stock, or (iii) so long as Series E Preferred Stock has at least an aggregate of $10,000,000 in liquidation amount outstanding, to incur additional Indebtedness after the date the first share of Series E Preferred Stock is issued in an amount greater than the lesser of (a) $10,000,000 or (b) four and one-half (4.5) multiplied by our TTM EBITDA, as calculated as of the end of the month prior to the incurrence of any Indebtedness. For definitions of “Indebtedness” and “TTM EBITDA”, please see section entitled “Description of the Series E Preferred Stock-Voting Rights.”

Information Rights

During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series E Preferred Stock are outstanding, we will use our best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series E Preferred Stock, as their names and addresses appear on our record books and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series E Preferred Stock, subject to certain exceptions described in this prospectus supplement. We will use our best efforts to mail (or otherwise provide) the information to the holders of the Series E Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were a “non-accelerated filer” within the meaning of the Exchange Act.

Listing	Our Series E Preferred Stock is listed on the NASDAQ and trades under the symbol “PPHMP”.
Use of Proceeds

We plan to use the net proceeds from this offering, if any, for general corporate purposes, including, without limitation, to fund our SUNRISE trial. Please see the section entitled “Use of Proceeds” in this prospectus supplement.

S-7

Risk Factors

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” in this prospectus supplement, in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making a decision to invest in our securities.

Material U.S. Federal Income Tax Considerations

For a discussion of the material federal income tax consequences of purchasing, owning and disposing of the Series E Preferred Stock, please see the section entitled “Material U.S. Federal Income Tax Considerations.” You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning the Series E Preferred Stock in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

Book-Entry and Form

The Series E Preferred Stock will be represented by one or more global certificates in definitive, fully registered form deposited with a custodian for, and registered in the name of, Cede & Co., the nominee of DTC.

S-8

RISK FACTORS

An investment in our securities involves a high degree of risk.  You should carefully consider the specific risks described in our Annual Report on Form 10-K for the year ended April 30, 2013 under the heading “Risk Factors” and in our Quarterly Reports on Form 10-Q for the three months ended July 31, 2013, October 31, 2013 and January 31, 2014 under the heading “Risk Factors” before investing in our securities. You should also consider similar information in any Annual Report on Form 10-K or other documents filed by us with the SEC after the date of this prospectus supplement before deciding to invest in our securities. If any of the foregoing risks actually materializes, our business, financial condition, results of operations and prospects could be materially adversely affected. As a result, the value of our securities could decline and you could lose part or all of your investment.  The foregoing risks are not the only ones we face.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially affect our business, financial condition, results of operations and prospects.  See “Where To Learn More About Us” and “Incorporation of Certain Documents By Reference,” beginning on page S-38 of this prospectus supplement.

The Series E Preferred Stock ranks junior to all of our indebtedness and other liabilities and is effectively junior to all indebtedness and other liabilities of our subsidiary.

In the event of our bankruptcy, liquidation, dissolution or winding-up of our affairs, our assets will be available to pay obligations on the Series E Preferred Stock only after all of our indebtedness and other liabilities have been paid. The rights of holders of the Series E Preferred Stock to participate in the distribution of our assets will rank junior to the prior claims of our current and future creditors and any future series or class of preferred stock we may issue that ranks senior to the Series E Preferred Stock. In addition, the Series E Preferred Stock effectively ranks junior to all existing and future indebtedness and other liabilities of our existing subsidiary and any future subsidiaries. Our existing subsidiary is and any future subsidiaries would be separate legal entities and have no legal obligation to pay any amounts to us in respect of dividends due on the Series E Preferred Stock. If we are forced to liquidate our assets to pay our creditors, we may not have sufficient assets to pay amounts due on any or all of the Series E Preferred Stock then outstanding. We and our subsidiaries have incurred and may in the future incur substantial amounts of debt and other obligations that will rank senior to the Series E Preferred Stock.

Future offerings of debt or senior equity securities may adversely affect the market price of the Series E Preferred Stock. If we decide to issue debt or senior equity securities in the future, it is possible that these securities will be governed by an indenture or other instruments containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of the Series E Preferred Stock and may result in dilution to owners of the Series E Preferred Stock. We and, indirectly, our shareholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. The holders of the Series E Preferred Stock will bear the risk of our future offerings, reducing the market price of the Series E Preferred Stock and diluting the value of their holdings in us.

We may not be able to pay dividends on the Series E Preferred Stock.

We are incorporated in Delaware and governed by the Delaware General Corporation Law. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law, or if there is no surplus, out of net profits for the fiscal year in which the dividend was declared and for the preceding fiscal year. Under Delaware law, however, we cannot pay dividends out of net profits if, after we pay the dividend, our capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. In addition, payment of our dividends depends upon our financial condition and other factors as our Board of Directors may deem relevant from time to time. Our business may not generate sufficient cash flow from operations or future borrowings may not be available to us in an amount sufficient to enable us to make distributions on our common stock and preferred stock, including the Series E Preferred Stock offered by this prospectus supplement, to pay our indebtedness or to fund our other liquidity needs.

S-9

The Series E Preferred Stock has not been rated.

We have not sought to obtain a rating for the Series E Preferred Stock. However, one or more rating agencies may independently determine to issue such a rating or such a rating, if issued, may adversely affect the market price of the Series E Preferred Stock. In addition, we may elect in the future to obtain a rating for the Series E Preferred Stock, which could adversely affect the market price of the Series E Preferred Stock. Ratings only reflect the views of the rating agency or agencies issuing the ratings and such ratings could be revised downward, placed on a watch list or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. Any such downward revision, placing on a watch list or withdrawal of a rating could have an adverse effect on the market price of the Series E Preferred Stock.

You may not be able to exercise conversion rights upon a Change of Control, and, if exercisable, these conversion rights may not adequately compensate you.

Upon the occurrence of a Change of Control, each holder of the Series E Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem some or all of the shares of Series E Preferred Stock held by such holder as described under “Description of the Series E Preferred Stock—Redemption—General” or “—Special Optional Redemption Upon Change of Control,” in which case such holder will have the right only with respect to shares of Series E Preferred Stock that are not called for redemption) to convert some or all of such holder’s Series E Preferred Stock into our shares of common stock (or under specified circumstances involving certain alternative consideration).

Although we generally may not redeem the Series E Preferred Stock prior to February 11, 2017, we have a special optional redemption right to redeem the Series E Preferred Stock in the event of a Change of Control, and holders of the Series E Preferred Stock will not have the right to convert any shares that we have elected to redeem prior to the Change of Control Conversion Date pursuant to the Change of Control Conversion Right. Notwithstanding the foregoing, holders shall always have the right, up to any applicable redemption date, to convert the Series E Preferred Stock into our common stock at a conversion price of $3.00 per share, as such conversion price may be adjusted. Please see the sections entitled “Description of the Series E Preferred Stock—Redemption—Special Optional Redemption Upon Change of Control” and “Description of the Series E Preferred Stock—Conversion Rights.”

If we do not elect to redeem the Series E Preferred Stock prior to the Change of Control Conversion Date, then upon an exercise of the conversion rights provided for in this prospectus supplement, the holders of Series E Preferred Stock will be limited to a maximum number of shares of our common stock (or, if applicable, the Alternative Conversion Consideration (as defined herein)) equal to the Share Cap multiplied by the number of shares of Series E Preferred Stock converted. If the Common Stock Price is less than $0.855, subject to adjustment in certain circumstances, the holders of the Series E Preferred Stock will receive a maximum of 22,475,000 shares of our common stock for all presently outstanding shares of Series E Preferred Stock, which may result in a holder receiving shares of common stock (or Alternative Conversion Consideration, as applicable) with a value that is less than the liquidation preference of the Series E Preferred Stock plus any accumulated and unpaid dividends.

Change of control conversion rights may make it more difficult for a party to acquire us or discourage a party from acquiring us.

The Change of Control conversion feature of the Series E Preferred Stock may have the effect of discouraging a third party from making an acquisition proposal for us or of delaying, deferring or preventing certain of our change of control transactions under circumstances that otherwise could provide the holders of our common stock and Series E Preferred Stock with the opportunity to realize a premium over the then-current market price of such stock or that shareholders may otherwise believe is in their best interests.

S-10

The market price of the Series E Preferred Stock could be substantially affected by various factors.

The market price of the Series E Preferred Stock depend s on many factors, which may change from time to time, including:

•	prevailing interest rates, increases in which may have an adverse effect on the market price of the Series E Preferred Stock;
•	trading prices of common and preferred equity securities issued by other biopharmaceutical companies;
•	the annual yield from distributions on the Series E Preferred Stock as compared to yields on other financial instruments;
•	announcements of technological innovations or new commercial products by us or our competitors;
•	publicity regarding actual or potential company-sponsored clinical trial and investigator-sponsored clinical trial results relating to products under development by us or our competitors;
•	announcements of licensing agreements, joint ventures, strategic alliances, and any other transaction that involves the development, sale or use of our technologies;
•	regulatory developments and product safety concerns;
•	general economic and financial market conditions;
•	government action or regulation;
•	significant changes in the financial condition, performance and prospects of us and our competitors;
•	changes in financial estimates or recommendations by securities analysts with respect to us or our competitors in our industry;
•	our issuance of additional preferred equity or debt securities; and
•	actual or anticipated variations in quarterly operating results of us and our competitors.

As a result of these and other factors, investors who purchase the Series E Preferred Stock may experience a decrease, which could be substantial and rapid, in the market price of the Series E Preferred Stock, including decreases unrelated to our operating performance or prospects.

We may issue additional shares of Series E Preferred Stock and additional series of preferred stock that rank on parity with the Series E Preferred Stock as to dividend rights, rights upon liquidation or voting rights.

We are allowed to issue additional shares of Series E Preferred Stock and additional series of preferred stock that would rank equally to the Series E Preferred Stock as to dividend payments and rights upon our liquidation, dissolution or winding up of our affairs pursuant to our certificate of incorporation, as amended, and the certificate of designations of rights and preferences for the Series E Preferred Stock without any vote of the holders of the Series E Preferred Stock. The issuance of additional shares of Series E Preferred Stock and preferred stock that would rank on parity with the Series E Preferred Stock could have the effect of reducing the amounts available to the Series E Preferred Stock issued in this offering upon our liquidation or dissolution or the winding up of our affairs. It also may reduce dividend payments on the Series E Preferred Stock issued in this offering if we do not have sufficient funds to pay dividends on all Series E Preferred Stock outstanding and other classes of stock with equal priority with respect to dividends.

In addition, although holders of Series E Preferred Stock are entitled to limited voting rights, as described in “Description of the Series E Preferred Stock—Voting Rights,” with respect to such matters, the Series E Preferred Stock will vote separately as a class along with the holders of all other classes or series of our equity securities we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series E Preferred Stock. As a result, the voting rights of holders of Series E Preferred Stock may be significantly diluted, and the holders of such other series of preferred stock that we may issue may be able to control or significantly influence the outcome of any vote.

Future issuances and sales of preferred stock ranking on parity with the Series E Preferred Stock, or the perception that such issuances and sales could occur, may cause prevailing market prices for the Series E Preferred Stock and our common stock to decline and may adversely affect our ability to raise additional capital in the financial markets at times and prices favorable to us.

S-11

As a holder of Series E Preferred Stock, you will have extremely limited voting rights.

Your voting rights as a holder of Series E Preferred Stock will be limited. Our shares of common stock are the only class of our securities that carry full voting rights. Voting rights for holders of Series E Preferred Stock exist primarily with respect to voting on amendments to our certificate of incorporation, as amended, amendments relating to the Series E Preferred Stock that materially and adversely affect the rights of the holders of Series E Preferred Stock or authorize, increase or create additional classes or series of our shares that are senior to the Series E Preferred Stock. Other than the limited circumstances described in this prospectus supplement, holders of Series E Preferred Stock will not have any voting rights. Please see the section entitled “Description of the Series E Preferred Stock—Voting Rights.”

Disruptions in the financial markets could affect our ability to obtain financing on reasonable terms and have other adverse effects on us and the market price of the Series E Preferred Stock.

Over the last several years, the United States stock and credit markets have experienced significant price volatility, dislocations and liquidity disruptions, which have caused market prices of many stocks and debt securities to fluctuate substantially and the spreads on prospective debt financings to widen considerably. More recently, the financial crisis in Europe (which relates primarily to concerns that certain European countries may be unable to pay their national debt) has had a similar, although less pronounced, effect. These circumstances have materially impacted liquidity in the financial markets, making terms for certain financings less attractive and in certain cases have resulted in the unavailability of certain types of financing. Unrest in certain Middle Eastern countries and the resultant increase in petroleum prices have added to the uncertainty in the capital markets. Such uncertainty will lead to continued volatility in the stock and credit markets and may negatively impact our ability to access additional financing at reasonable terms. A prolonged downturn in the stock or credit markets may cause us to seek alternative sources of potentially less attractive financing. These types of events in the stock and credit markets may make it more difficult or costly for us to raise capital through the issuance of our common stock, preferred stock or debt securities. These disruptions may have a material adverse effect on the market value of our common stock and preferred stock, including the Series E Preferred Stock offered pursuant to this prospectus supplement, the return we receive on our investments, as well as other unknown adverse effects on us or the economy in general.

Our Series E Preferred Stock are thinly traded and, therefore, relatively illiquid.

As of June 12, 2014 we had 775,000 shares of our Series E Preferred Stock issued and outstanding. While our Series E Preferred Stock trades on the NASDAQ, our Series E Preferred Stock is thinly traded as approximately 5,300 shares trade on an average daily basis since the initial public offering. As a result, you may have a difficult time selling your shares of Series E Preferred Stock quickly. The low trading volume of our Series E Preferred Stock is outside of our control, and may not increase in the near future or, even if it does increase, may not be maintained.

If our Series E Preferred Stock or common stock is delisted, your ability to transfer or sell your shares of the Series E Preferred Stock may be limited, and the market value of the Series E Preferred Stock will likely be materially adversely affected.

Other than an increase in your dividend rate, the Series E Preferred Stock does not contain provisions that are intended to protect you if our Series E Preferred Stock is delisted from the NASDAQ. Since the Series E Preferred Stock has no stated maturity date, you may be forced to hold your shares of the Series E Preferred Stock and receive stated dividends on the Series E Preferred Stock when, as and if authorized by our Board of Directors and paid by us with no assurance as to ever receiving the liquidation value thereof. In addition, if our common stock is delisted from the NASDAQ, it is likely that the Series E Preferred Stock will be delisted as well. Accordingly, if our common stock is delisted from the NASDAQ, your ability to transfer or sell your shares of the Series E Preferred Stock may be limited and the market value of the Series E Preferred Stock will likely be materially adversely affected.

S-12

We will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds and we may not invest the proceeds successfully.

We intend to use the net proceeds, if any, from this offering for general corporate purposes, including the funding of our SUNRISE trial. Accordingly, we will have broad discretion as to the use of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for us.

S-13

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the information we incorporate by reference, contain forward-looking statements within the meaning of Sections 27A of the Securities Act, and 21E of the Exchange Act. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “could,” “should,” “continue” or other comparable words or expressions. These statements involve known and unknown risks, including, among others, risks resulting from economic and market conditions, the regulatory environment in which we operate, pricing pressures, accurately forecasting operating and capital expenditures and clinical trial costs, competitive activities, uncertainties of litigation and other business conditions, and are subject to uncertainties and assumptions contained elsewhere in this prospectus supplement and the accompanying prospectus. We base our forward-looking statements on information currently available to us, and, in accordance with the requirements of federal securities laws, we will disclose to you material developments affecting such statements. Our actual operating results and financial performance may prove to be very different from what we have predicted as of the date of this prospectus supplement due to certain risks and uncertainties. We undertake no duty to update any of the forward-looking statements after the date of this prospectus supplement to conform such statements to actual results or to changes in our expectations.

S-14

RATIO OF COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS TO EARNINGS

For each of the periods presented in the table below, our earnings were insufficient to cover combined fixed charges and preferred stock dividends. Accordingly, the table sets forth the deficiency of earnings to cover combined fixed charges and preferred stock dividends for each of the periods presented and ratio information has not been presented as it is not applicable. For the periods presented we did not pay any dividends on preferred stock and no preferred stock was outstanding. Following January 31, 2014 we issued our first quarterly dividend on April 1, 2014 in the amount of $0.2989 per share and have declared a quarterly dividend in the amount of $0.65625 per share which is payable on July 1, 2014.

For purposes of computing the deficiencies of earnings available to cover combined fixed charges and preferred stock dividends, “earnings” consist of loss from continuing operations before income taxes plus fixed charges. “Fixed charges” consist of interest expense, amortization of discount on notes payable and debt issuance costs, loss on early extinguishment of debt, and the portion of operating lease rental expense that is estimated by us to be representative of interest.

	Fiscal Year Ended April 30,					Nine Months Ended
	2009	2010	2011	2012	2013	January 31, 2014
	(in thousands)
Deficiency of earnings available to cover combined fixed charges and preferred stock dividends	$(16,524)	$(14,494)	$(34,151)	$(42,119)	$(29,780)	$(25,114)

USE OF PROCEEDS

The amount of proceeds from this offering will depend upon the number of shares of our Series E Preferred Stock sold and the market prices at which they are sold. There can be no assurances that we will be able to sell any shares under or fully utilize the sales agreement with MLV as a source of financing. We plan to use the net proceeds from this offering, if any, for general corporate purposes, including, without limitation, to fund our SUNRISE trial and which also may include research and development expenses, other clinical trial expenses, expansion of our contract manufacturing capabilities and increasing our working capital. Pending the use of the net proceeds, we intend to invest the net proceeds in investment grade, interest bearing securities.

The principal purposes of this offering are to increase our operating and financial flexibility. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of this offering. Accordingly, our management will have broad discretion in the application of net proceeds.

S-15

DESCRIPTION OF THE SERIES E PREFERRED STOCK

This description of certain terms of the Series E Preferred Stock supplements, and, to the extent inconsistent therewith, replaces, the description of the general terms and provisions of our preferred stock set forth in the accompanying prospectus, to which description we hereby refer. The description of certain terms of the Series E Preferred Stock in this prospectus supplement does not purport to be complete and is in all respects subject to, and qualified in its entirety by references to the relevant provisions of our certificate of incorporation, as amended (our “Charter”), our amended and restated bylaws (our “Bylaws”), and Delaware law. Copies of our Charter and our Bylaws are available from us upon request.

General

Pursuant to our Charter, we are currently authorized to designate and issue up to 5,000,000 shares of preferred stock, $0.001 par value per share, in one or more classes or series and, subject to the limitations prescribed by our Charter and Delaware law, with such rights, preferences, privileges and restrictions of each class or series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series as our Board of Directors may determine, without any vote or action by our stockholders. As of the date of this prospectus supplement, we have authorized and designated 2,000,000 shares of Series E Preferred Stock, of which 775,000 shares are issued and outstanding.

The shares of the Series E Preferred Stock are listed on the NASDAQ and trade under the symbol “PPHMP.”

The transfer agent, registrar and dividend disbursing agent for the Series E Preferred Stock is Broadridge Corporate Issuer Solutions, Inc.

Maturity

The Series E Preferred Stock has no stated maturity and is be subject to any sinking fund or mandatory redemption. Shares of the Series E Preferred Stock will remain outstanding indefinitely unless we decide to redeem them as described under “—Redemption—General” or “Redemption—Special Optional Redemption Upon Change of Control,” or they become convertible and are converted as described below under “—Conversion Rights; Market Trigger Conversion.” We are not required to set aside funds to redeem the Series E Preferred Stock.

Ranking

The Series E Preferred Stock ranks: (i) senior to our common stock and any other shares of stock that we may issue in the future, the terms of which specifically provide that such stock ranks junior to the Series E Preferred Stock, in each case with respect to payment of dividends and amounts distributed upon liquidation, dissolution or winding up, which we refer to as “junior shares”; (ii) equal to any shares of stock that we may issue in the future, the terms of which specifically provide that such stock ranks on parity with such Series E Preferred Stock, in each case with respect to payment of dividends and amounts distributed upon liquidation, dissolution or winding up, which we refer to as “parity shares”; (iii) junior to all other shares of stock issued by us, the terms of which specifically provide that such stock ranks senior to the Series E Preferred Stock, in each case with respect to payment of dividends and amounts distributed upon liquidation, dissolution or winding up (any such creation would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series E Preferred Stock), which we refer to as “senior shares”; and (iv) junior to all our existing and future indebtedness.

Dividends

Holders of the Series E Preferred Stock areentitled to receive, when and as declared by our Board of Directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 10.50% per annum of the $25.00 per share liquidation preference, equivalent to $2.625 per annum per share.

S-16

Dividends on the Series E Preferred Stock accrue daily and are cumulative from, and including, the date of original issuance and are payable quarterly on the 1st day of each April, July, October and January (each of which we refer to as a “dividend payment date”), provided that if any dividend payment date is not a business day, then the dividend which would have been payable on that dividend payment date will be paid on the next succeeding business day, and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that dividend payment date to that next succeeding business day. Dividends payable on the shares of Series E Preferred Stock for any partial dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. We pay dividends to holders of record as they appear in our stock records at the close of business on the applicable dividend record date, which is the tenth day preceding the applicable dividend payment date, or such other date we establish no less than 10 days and no more than 30 days preceding the dividend payment date (the “dividend record date”).

We will not declare or pay or set aside for payment any dividend on the shares of Series E Preferred Stock if the terms of any of our agreements or senior shares, including agreements relating to our indebtedness, prohibit that declaration, payment or setting aside of funds or provide that the declaration, payment or setting aside of funds is a breach of or a default under that agreement, or if the declaration, payment or setting aside of funds is restricted or prohibited by law. In addition, future debt, contractual covenants or arrangements we enter into may restrict or prevent future dividend payments.

Notwithstanding the foregoing, however, dividends on the shares of Series E Preferred Stock accrue regardless of whether: (i) the terms of our senior shares or our agreements, including our existing or future indebtedness, at any time prohibit the current payment of dividends; (ii) we have surplus or earnings; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are declared by our Board of Directors. Accrued but unpaid distributions on the shares of Series E Preferred Stock do not bear interest, and holders of the shares of Series E Preferred Stock are not entitled to any distributions in excess of full cumulative distributions as described above. All dividends paid on the shares of Series E Preferred Stock are credited to the previously accrued dividends on the shares of Series E Preferred Stock. We will credit any dividends paid on the shares of Series E Preferred Stock first to the earliest accrued and unpaid dividend due.

Unless full cumulative dividends on the Series E Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, no dividends shall be declared or paid or set aside for payment upon shares of our common stock, junior shares or parity shares. Nor shall any other distribution be declared or made upon shares of our common stock, junior shares or parity shares. In addition, any shares of our common stock, junior shares or parity shares shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys paid to or made available for a sinking fund for the redemption of any such shares) by us (except as mandatorily required by the terms of such equity security or by conversion into or exchange for shares of our other capital stock that we may issue which are junior shares).

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series E Preferred Stock and parity shares, all dividends declared upon the Series E Preferred Stock and parity shares shall be declared pro rata so that the amount of dividends declared per share of Series E Preferred Stock and such other parity shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Series E Preferred Stock and such other series of our preferred stock that we may issue (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series E Preferred Stock which may be in arrears.

Failure to Make Dividend Payments. If we fail to pay the accrued cash dividends on the outstanding Series E Preferred Stock in full for any four consecutive or non-consecutive quarterly periods (a “Dividend Default”), then until we have paid all accrued dividends on the shares of the Series E Preferred Stock for all dividend periods up to, and including, the dividend payment date on which the accumulated and unpaid dividends are paid in full, the annual dividend rate on the Series E Preferred Stock will be increased to 12.50% per annum, which we refer to as the “Penalty Rate,” commencing on the first day after the missed fourth quarterly payment. Once we have paid all accumulated and unpaid dividends in full and have paid cash dividends at the Penalty Rate in full for an additional two consecutive quarters (or declared such dividends provided that a sum sufficient for the payment thereof is set aside for such payment), the dividend rate will be restored to the stated rate and the foregoing provisions will not be applicable, unless we again fail to pay any quarterly dividend for any future quarter.

Failure to Maintain a Listing on a National Exchange. If we fail for 180 or more consecutive days to maintain a listing of the Series E Preferred Stock on a National Exchange, then the annual dividend rate on the Series E Preferred Stock will be increased to the Penalty Rate on the 181st day. The Penalty Rate shall remain in effect until shares of the Series E Preferred Stock are once again listed for trading on a National Exchange, at which time the dividend rate shall revert to the stated rate otherwise specified for the next occurring dividend payment period (unless the Series E Preferred Stock is again no longer listed on a National Exchange).

S-17

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common stock or any other class or series of junior shares in the distribution of assets upon any liquidation, dissolution or winding up of us, the holders of Series E Preferred Stock shall be entitled to receive out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference, or $25.00 per share, plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to, but excluding, the date of payment. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series E Preferred Stock will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Series E Preferred Stock and the corresponding amounts payable on all senior shares and parity shares, then after payment of the liquidating distribution on all outstanding senior shares, the holders of the Series E Preferred Stock and all other such classes or series of parity shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. For such purposes, the consolidation or merger of us with or into any other entity, or the sale, lease or conveyance of all or substantially all of our property or business, or a statutory share exchange, shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of us.

The certificate of designations of rights and preferences to our Charter with respect to the Series E Preferred Stock does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Series E Preferred Stock.

Redemption

General. We may not redeem the Series E Preferred Stock prior to February 11, 2017, except as described below under “—Redemption—Special Optional Redemption Upon a Change of Control.” On and after February 11, 2017, we, at our option, upon not less than 30 nor more than 60 days' written notice, may redeem the Series E Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon (whether or not earned or declared) to, but excluding, the date fixed for redemption, without interest. If fewer than all of the outstanding shares of Series E Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by us and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in an equitable manner determined by us.

Unless full cumulative dividends on all Series E Preferred Stock and all parity shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no Series E Preferred Stock or parity shares shall be redeemed unless all outstanding Series E Preferred Stock and parity shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series E Preferred Stock or parity shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series E Preferred Stock and parity shares. Furthermore, unless full cumulative dividends on all outstanding Series E Preferred Stock and parity shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, we shall not purchase or otherwise acquire directly or indirectly any Series E Preferred Stock or parity shares (except by conversion into or exchange for junior shares and parity shares).

S-18

From and after the redemption date (unless we default in payment of the redemption price), all dividends will cease to accumulate on the Series E Preferred Stock, such shares shall no longer be deemed to be outstanding, and all of your rights as a holder of shares of Series E Preferred Stock will terminate with respect to such shares, except the right to receive the redemption price and all accrued and unpaid dividends up to, but excluding, the redemption date.

Special Optional Redemption Upon Change of Control. If a “Change of Control” of us by a person, entity or group occurs, we (or the acquiring entity) may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series E Preferred Stock, in whole but not in part, within 120 days after the date on which the Change of Control has occurred, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon (whether or not earned or declared) to, but excluding, the redemption date, without interest. If, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem some or all of the shares of Series E Preferred Stock (whether pursuant to our optional redemption right described above under “—Redemption—General” or this special optional redemption right), the holders of Series E Preferred Stock will not have the Change of Control Conversion Right (as defined below) described below under “—Conversion Rights” with respect to the shares called for redemption. Notwithstanding the foregoing, holders shall always have the right, up to any applicable redemption date, to convert the Series E Preferred Stock into our common stock at a conversion price of $3.00 per share, as such conversion price may be adjusted. If we elect to redeem any shares of the Series E Preferred Stock as described in this paragraph, we may use any available cash to pay the redemption price, and we will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.

A “Change of Control” is deemed to occur when, after the original issuance of the Series E Preferred Stock, the following have occurred and are continuing:

(i)	a “person,” “group” or “entity” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the ultimate “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of voting stock that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of voting stock representing more than 50% of the total voting power of the total voting stock of Peregrine;

(ii)	Peregrine sells, transfers or otherwise disposes of all or substantially all of its assets; or

(iii)	the consummation of a merger or share exchange of Peregrine with another entity where Peregrine’s stockholders immediately prior to the merger or share exchange would not beneficially own, immediately after the merger or share exchange, securities representing 50% or more of the outstanding voting stock of the entity issuing cash or securities in the merger or share exchange (without consideration of the rights of any class of stock to elect directors by a separate group vote), or where members of the Board of Directors immediately prior to the merger or share exchange would not, immediately after the merger or share exchange, constitute a majority of the board of directors of the entity issuing cash or securities in the merger or share exchange.

Redemption Procedures. In the event we elect to redeem shares of Series E Preferred Stock, whether upon a Change of Control or otherwise, notice of redemption will be mailed to each holder of record of Series E Preferred Stock called for redemption at such holder’s address shown on our share transfer books at least 30 days but not more than 60 days before the redemption date. In each case, the notice shall state, as applicable: (i) the redemption date; (ii) the number of shares of Series E Preferred Stock to be redeemed; (iii) the redemption price of $25.00 per share of Series E Preferred Stock, plus any accrued and unpaid dividends through, but excluding, the date of redemption; (iv) the place or places where any certificates issued for Series E Preferred Stock, other than through the DTC book entry described under “—Book-Entry Procedures,” are to be surrendered for payment of the redemption price; (v) that dividends on the Series E Preferred Stock will cease to accrue on such redemption date; (vi) whether such redemption is being made pursuant to the provisions described above under “—General” or “—Special Optional Redemption Upon Change of Control”; (vii) if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control; (viii) if such redemption is being made in connection with a Change of Control, that the holders of the shares of Series E Preferred Stock being so called for redemption will not be able to tender such shares of Series E Preferred Stock for conversion in connection with the Change of Control and that each share of Series E Preferred Stock tendered for conversion that is called, prior to the Change of Control Conversion Date (as defined below), for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date; and (vi) any other information required by law or by the applicable rules of any exchange upon which the Series E Preferred Stock may be listed or admitted for trading.

S-19

If less than all outstanding shares of Series E Preferred Stock are to be redeemed, then (i) the notice mailed to each such holder thereof shall also specify the number of shares of Series E Preferred Stock to be redeemed from each such holder and (ii) the Series E Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method we determine. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series E Preferred Stock except as to the holder to whom notice was defective or not given.

Our obligation to provide cash in connection with our redemption of the Series E Preferred Stock shall be deemed fulfilled if, on or prior to the redemption date, we irrevocably deposit the redemption price (including accrued and unpaid dividends) of the Series E Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the notice to holders of the Series E Preferred Stock will: (i) state the date of such deposit; (ii) specify the office of such bank or trust company as the place of payment of the redemption price; and (iii) require such holders to surrender any certificates issued for Series E Preferred Stock, other than through the DTC book entry described under “—Book-Entry Procedures,” at such place on or about the date fixed in such redemption notice (which may not be later than such redemption date) against payment of the redemption price (including all accrued and unpaid dividends to the redemption date). Any interest or other earnings earned on the redemption price (including all accrued and unpaid dividends) deposited with a bank or trust company will be paid to us. Any monies so deposited that remain unclaimed by the holders of the Series E Preferred Stock at the end of six months after the redemption date will be returned to us by such bank or trust company. If we make such a deposit, shares of the Series E Preferred Stock shall not be considered outstanding for purposes of voting or determining shares entitled to vote on any matter on or after the date of such deposit.

On or after the date fixed for redemption, each holder of shares of Series E Preferred Stock that holds a certificate other than through the DTC book entry described under “—Book-Entry Procedures” must present and surrender (and properly endorse or assign for transfer, if we require and if the applicable notice shall so state) each certificate representing his Series E Preferred Stock to us at the place designated in the applicable notice and thereupon the redemption price of such shares will be paid to or on the order of the person whose name appears on such certificate representing the Series E Preferred Stock as the owner thereof, and each surrendered certificate will be canceled. All shares of Series E Preferred Stock redeemed by us will be retired and restored to the status of authorized but unissued shares of our undesignated preferred stock.

Notwithstanding the foregoing, if we redeem any shares of Series E Preferred Stock and if the redemption date occurs after a dividend record date and on or prior to the related dividend payment date, then the dividend payable on such dividend payment date with respect to such shares called for redemption shall be payable on such dividend payment date to the holders of record at the close of business on such dividend record date, and shall not be payable as part of the redemption price for such shares.

Voting Rights

Holders of the Series E Preferred Stock do not have any voting rights, except as set forth below or as otherwise required by law.

On each matter on which holders of Series E Preferred Stock are entitled to vote, each share of Series E Preferred Stock is entitled to one vote, except that when shares of any other class or series of our stock have the right to vote with the Series E Preferred Stock as a single class on any matter, the Series E Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends).

S-20

So long as any shares of Series E Preferred Stock remain outstanding, we will not, without the affirmative vote of the holders of at least two-thirds of the shares of the Series E Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a series and also together as a class with all other classes or series of stock that we may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series E Preferred Stock): (a) authorize or create, or increase the authorized or issued amount of, any class or series of equity securities ranking senior to the Series E Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of our authorized capital stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (b) amend, alter or repeal the provisions of our Charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series E Preferred Stock (each, an “Event”); provided, however, with respect to the occurrence of any Event set forth in (b) above, so long as the Series E Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon an occurrence of an Event, we may not be the surviving entity (whether or not such Event would constitute a Change of Control), the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series E Preferred Stock (although we would be required to redeem the Series E Preferred Stock if such Event constitutes a Change of Control) and, provided further, that any increase in the amount of the authorized common stock or other stock we may issue, including the Series E Preferred Stock, or the creation or issuance of any additional common stock, Series E Preferred Stock or other class or other series of stock that we may issue, or any increase in the amount of authorized shares of such class or series, in each case which are parity shares or junior shares, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers and shall not require any affirmative vote or consent of the holders of the Series E Preferred Stock.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series E Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

So long as Series E Preferred Stock having at least an aggregate of $10,000,000 in liquidation amount is outstanding, the affirmative vote of the holders of at least two-thirds of the Series E Preferred Stock at the time outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for us to incur additional Indebtedness after the date the first share of Series E Preferred Stock is issued in an amount greater than the lesser of (i) $10,000,000 or (ii) four and one-half (4.5) multiplied by our TTM EBITDA, as calculated as of the end of the month prior to the incurrence of any Indebtedness.

For purposes of the foregoing, the following terms shall have the following meanings:

“EBITDA” means the sum of net income, plus interest expense, plus tax expense, plus depreciation expense, plus amortization expense, each as determined in accordance with GAAP.

“Indebtedness” of any Person shall mean, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, other than “capital leases” in accordance with GAAP and trade payables entered into in the ordinary course of business, (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), and (vi) all monetary obligations under any leasing or similar arrangement, not classified as a capital lease in accordance with GAAP; provided, however, that in no event shall capital leases or loans incurred to purchase capital equipment be considered Indebtedness.

S-21

“GAAP” means generally accepted accounting principles in the United States of America.

“Person” shall mean any individual, firm, partnership, limited liability company, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

“TTM EBITDA” shall mean, as of any date, our EBITDA for the immediately preceding twelve calendar months, as calculated by us based on our audited and interim financial statements.

Except as expressly stated in the certificate of designations of rights and preferences to our Charter with respect to the Series E Preferred Stock, or as may be required by applicable law, the Series E Preferred Stock does not have any relative, participating, optional or other special voting rights or powers and the affirmative vote or consent of the holders thereof shall not be required for the taking of any corporate action.

Conversion Rights; Market Trigger Conversion

Each outstanding share of Series E Preferred Stock is convertible at any time at the option of the holder into that number of whole shares of our common stock as is equal to $25.00 per share, plus accrued and unpaid dividends, divided by an initial conversion price of $3.00. The initial conversion price and the conversion price as adjusted are referred to as the “Conversion Price”. A share of Series E Preferred Stock called for redemption shall be convertible into shares of our common stock up to and including, but not after, the close of business on the date fixed for redemption unless we default in the payment of the amount payable upon redemption.

To exercise the conversion right, the holder of each share of Series E Preferred Stock to be converted shall surrender the certificate representing such share, if certificated, duly endorsed or assigned to us or in blank, at the office of the transfer agent, together with written notice of the election to convert executed by the holder (the “Conversion Notice”) specifying the number of shares of Series E Preferred Stock to be converted, the name in which the share of the common stock deliverable upon conversion shall be registered, and the address of the named person. If the shares of Series E Preferred Stock are not certificated, the holder must deliver evidence of ownership satisfactory to us and the transfer agent. Unless the shares of common stock deliverable upon conversion are to be issued in the same name as the name in which the shares of Series E Preferred Stock to be converted are registered, the holder must also deliver to the transfer agent an instrument of transfer, in form satisfactory to us, duly executed by the holder or the holder’s duly authorized attorney, together with an amount sufficient to pay any transfer or similar tax in connection with the issuance and delivery of such shares of common stock in such name (or evidence reasonably satisfactory to us demonstrating that such taxes have been paid).

Upon the occurrence of a Change of Control, each holder of Series E Preferred Stock has the right (unless, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem some or all of the shares of Series E Preferred Stock held by such holder as described above under “—Redemption—General” or “—Redemption—Special Optional Redemption Upon Change of Control,” in which case such holder will have the right only with respect to shares of Series E Preferred Stock that are not called for redemption) to convert some or all of the Series E Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of our common stock per share of Series E Preferred Stock (the “Common Stock Conversion Consideration”) equal to the lesser of:

●	the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of Series E Preferred Stock plus the amount of any accumulated and unpaid dividends thereon to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a dividend record date and prior to the corresponding dividend payment date for the Series E Preferred Stock, in which case no additional amount for accumulated and unpaid dividends will be included in this sum) by (ii) the Common Stock Price, as defined below (such quotient, the “Conversion Rate”); and

●	29 (the “Share Cap”), subject to certain adjustments as described below.

S-22

Notwithstanding the foregoing, holders always have the right, up to any applicable redemption date, to convert the Series E Preferred Stock into our common stock at a conversion price of $3.00 per share, as such conversion price may be adjusted.

Anything in the certificate of designations of rights and preferences for the Series E Preferred Stock to the contrary notwithstanding and except as otherwise required by law, the persons who are the holders of record of shares of Series E Preferred Stock at the close of business on a dividend record date are entitled to receive the dividend payable on the corresponding dividend payment date notwithstanding the conversion of those shares after such dividend record date and on or prior to such dividend payment date and, in such case, the full amount of such dividend shall be paid on such dividend payment date to the persons who were the holders of record at the close of business on such dividend record date. Except as provided above, we will make no allowance for unpaid dividends that are not in arrears on the shares of Series E Preferred Stock to be converted.

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of our common stock to existing holders of our common stock), subdivisions or combinations (in each case, a “Share Split”) with respect to our common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of our common stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of our common stock outstanding immediately after giving effect to such Share Split and the denominator of which is the number of shares of our common stock outstanding immediately prior to such Share Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of our common stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable or deliverable, as applicable, in connection with the exercise of the Change of Control Conversion Right, and reflecting the maximum number of shares of common stock issuable upon conversion of the Series E Preferred Stock offered hereby and currently outstanding, will not exceed 57,275,000 shares of our common stock (or equivalent Alternative Conversion Consideration, as applicable).

In the case of a Change of Control pursuant to which our common stock is or will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series E Preferred Stock will receive upon conversion of such Series E Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of our common stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; the Common Stock Conversion Consideration or the Alternative Conversion Consideration, whichever shall be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

If the holders of our common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration in respect of such Change of Control will be deemed to be the kind and amount of consideration actually received by holders of a majority of the outstanding shares of our common stock that made or voted for such an election (if electing between two types of consideration) or holders of a plurality of the outstanding shares of our common stock that made or voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of our common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in such Change of Control.

We will not issue fractional shares of our common stock upon the conversion of the Series E Preferred Stock. Instead, we will make a cash payment equal to the value of such fractional shares based upon the Common Stock Price used in determining the Common Stock Conversion Consideration for a Change of Control or the Conversion Price, in the event of an optional conversion.

Within 15 days following the occurrence of a Change of Control, provided that we have not then exercised our right to redeem all shares of Series E Preferred Stock pursuant to the redemption provisions described above, we will provide to holders of Series E Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will state the following:

S-23

•	the events constituting the Change of Control;
•	the date of the Change of Control;
•	the last date on which the holders of Series E Preferred Stock may exercise their Change of Control Conversion Right;
•	the method and period for calculating the Common Stock Price;
•	the Change of Control Conversion Date;
•	that if, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem all or any shares of Series E Preferred Stock, holders will not be able to convert the shares of Series E Preferred Stock called for redemption, pursuant to the Change of Control Conversion Right and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;
•	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series E Preferred Stock;
•	the name and address of the paying agent, transfer agent and conversion agent for the Series E Preferred Stock;
•	the procedures that the holders of Series E Preferred Stock must follow to exercise the Change of Control Conversion Right (including procedures for surrendering shares for conversion through the facilities of a Depositary (as defined below), including the form of conversion notice to be delivered by such holders as described below; and
•	the last date on which holders of Series E Preferred Stock may withdraw shares surrendered for conversion and the procedures that such holders must follow to affect such a withdrawal.

Under such circumstances, we will also issue a press release containing such notice for publication on either of Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), and post a notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of Series E Preferred Stock.

To exercise the Change of Control Conversion Right, the holders of Series E Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Series E Preferred Stock to be converted, duly endorsed for transfer (or, in the case of any shares of Series E Preferred Stock held in book-entry form through a Depositary, to deliver, on or before the close of business on the Change of Control Conversion Date, the shares of Series E Preferred Stock to be converted through the facilities of such Depositary), together with a written conversion notice in the form provided by us, duly completed, to our transfer agent. The conversion notice must state:

•	the relevant Change of Control Conversion Date;
•	the number of shares of Series E Preferred Stock to be converted; and
•	that the Series E Preferred Stock is to be converted pursuant to the applicable provisions of the Series E Preferred Stock.

S-24

The “Change of Control Conversion Date” is the date the Series E Preferred Stock is to be converted, which will be a business day selected by us that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of Series E Preferred Stock.

The “Common Stock Price” is (i) if the consideration to be received in the Change of Control by the holders of our common stock is solely cash, the amount of cash consideration per share of our common stock or (ii) if the consideration to be received in the Change of Control by holders of our common stock is other than solely cash (x) the average of the closing sale prices per share of our common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the National Exchange on which our common stock is then traded, or (y) the average of the last quoted bid prices for our common stock in the over-the-counter market as reported by Pink OTC Markets Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred, if our common stock is not then listed for trading on a U.S. securities exchange.

Holders of Series E Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal delivered by any holder must state:

•	the number of withdrawn shares of Series E Preferred Stock;
•	if certificated Series E Preferred Stock has been surrendered for conversion, the certificate numbers of the withdrawn shares of Series E Preferred Stock; and
•	the number of shares of Series E Preferred Stock, if any, which remain subject to the holder’s conversion notice.

Notwithstanding the foregoing, if any shares of Series E Preferred Stock are held in book-entry form through DTC or a similar depositary (each, a “Depositary”), the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures, if any, of the applicable Depositary.

Series E Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date we have provided notice of our election to redeem some or all of the shares of Series E Preferred Stock, as described above under “—Redemption—General” or “—Redemption—Special Optional Redemption Upon Change of Control,” in which case only the shares of Series E Preferred Stock properly surrendered for conversion and not properly withdrawn that are not called for redemption will be converted as aforesaid. If we elect to redeem shares of Series E Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series E Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date the redemption price described above under “—Redemption—General” or “—Redemption—Special Optional Redemption Upon Change of Control,” as applicable.

We will deliver all securities, cash and any other property owing upon conversion no later than the third business day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any shares of our common stock or other securities delivered on conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.

In connection with the exercise of any Change of Control Conversion Right, we will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of Series E Preferred Stock into shares of our common stock or other property.

S-25

The Change of Control conversion feature may make it more difficult for a third party to acquire us or discourage a party from acquiring us. See “Risk Factors— You may not be able to exercise conversion rights upon a Change of Control, and if exercisable, the conversion rights may not adequately compensate you.”

We, at our option, may cause the Series E Preferred Stock to be converted in whole or in part, on a pro rata basis, into fully paid and nonassessable shares of common stock at the Conversion Price if the Trading Price (as defined hereafter) of the common stock shall have equaled or exceeded 130% of the Conversion Price for at least 20 trading days in any 30 consecutive trading day period ending three days prior to the date of notice of conversion (such event, the “Market Trigger”). Any shares of Series E Preferred Stock so converted shall be treated as having been surrendered by the holder thereof for conversion on the date of such mandatory conversion (unless previously converted at the option of the holder).

No greater than 60 nor fewer than 20 days prior to the date of any such Market Trigger conversion, notice by first class mail, postage prepaid, shall be given to the holders of record of the Series E Preferred Stock to be converted, addressed to such holders at their last addresses as shown on our stock transfer books. Each such notice shall specify the date fixed for conversion, the place or places for surrender of shares of Series E Preferred Stock and the then effective Conversion Price.

As used herein, “Trading Price” of a security on any trading day (excluding any after-hours trading as of such date) shall mean:

(a) the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and ask prices, regular way, in either case as reported by the principal consolidated transaction reporting system with respect to securities listed or admitted to trading or quoted on the NASDAQ, or if such security is not listed or admitted to trading or quoted on the NASDAQ, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange or national securities market on or in which such security is listed or admitted to trading;

(b) if such security is not listed on, admitted to trading or quoted on the NASDAQ or a national securities exchange or national securities market on that date, the last price quoted by Interactive Data Corporation for that security on the date, or if Interactive Data Corporation is not quoting such price, a similar quotation service selected by us;

(c) if such security is not so quoted, the average mid-point of the last bid and ask prices for such security on that date from at least two dealers recognized as market-makers for such security selected by us for this purpose; or

(d) if such security is not so quoted, the average of the last bid and ask prices for such security on that date from a dealer engaged in the trading of such securities selected by us for such purpose.

Except as provided above, the Series E Preferred Stock is not convertible into or exchangeable for any other securities or property.

Information Rights

During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series E Preferred Stock are outstanding, we will use our best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series E Preferred Stock, as their names and addresses appear on our record books and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series E Preferred Stock. We will use our best effort to mail (or otherwise provide) the information to the holders of the Series E Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were a “non-accelerated filer” within the meaning of the Exchange Act.

S-26

Preemptive Rights

No holders of the Series E Preferred Stock will, as holders of Series E Preferred Stock, have any preemptive rights to purchase or subscribe for our common stock or any other security.

Book-Entry Procedures

The DTC will act as securities depositary for the Series E Preferred Stock. We will issue one or more fully registered global securities certificates in the name of DTC's nominee, Cede & Co. These certificates will represent the total aggregate number of shares of Series E Preferred Stock. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for the Series E Preferred Stock that you purchase, unless DTC's services are discontinued as described below.

Title to book-entry interests in the Series E Preferred Stock will pass by book-entry registration of the transfer within the records of DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC.

Each person owning a beneficial interest in the Series E Preferred Stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Series E Preferred Stock.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants, referred to as “Direct Participants”, deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, referred to as “Indirect Participants.” The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

When you purchase the Series E Preferred Stock within the DTC system, the purchase must be made by or through a Direct Participant. The Direct Participant will receive a credit for the Series E Preferred Stock on DTC's records. You, as the actual owner of the Series E Preferred Stock, are the “beneficial owner.” Your beneficial ownership interest will be recorded on the Direct and Indirect Participants' records, but DTC will have no knowledge of your individual ownership. DTC's records reflect only the identity of the Direct Participants to whose accounts Series E Preferred Stock is credited.

You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased the Series E Preferred Stock should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

The laws of some states may require that specified purchasers of securities take physical delivery of the Series E Preferred Stock in definitive form. These laws may impair the ability to transfer beneficial interests in the global certificates representing the Series E Preferred Stock.

S-27

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We understand that, under DTC's existing practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder is entitled to take under our amended and restated certificate of incorporation, as amended or supplemented, DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Redemption notices and conversion notices will be sent to Cede & Co. If less than all of the outstanding shares of Series E Preferred Stock are being redeemed, then DTC will reduce each Direct Participant's holdings of Series E Preferred Stock in accordance with its procedures.

In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the Series E Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Series E Preferred Stock is credited on the record date, which are identified in a listing attached to the omnibus proxy.

Dividends on the Series E Preferred Stock will be made directly to DTC. DTC's practice is to credit participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on that payment date.

Payments by Direct and Indirect Participants to beneficial owners such as you will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.

DTC may discontinue providing its services as securities depositary with respect to the Series E Preferred Stock at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Series E Preferred Stock. In that event, we will print and deliver certificates in fully registered form for the Series E Preferred Stock. If DTC notifies us that it is unwilling to continue as securities depositary, or if it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the Series E Preferred Stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Initial settlement for the Series E Preferred Stock will be made in immediately available funds. Secondary market trading between DTC's participants will occur in the ordinary way in accordance with DTC's rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax considerations that may be applicable to “U.S. holders” and “Non-U.S. holders” (each as defined below) with respect to the purchase, ownership and disposition of the Series E Preferred Stock offered by this prospectus supplement and the accompanying prospectus. This discussion only applies to purchasers who purchase and hold the Series E Preferred Stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally property held for investment). This discussion does not describe all of the tax consequences that may be relevant to each purchaser or holder of the Series E Preferred Stock in light of its particular circumstances.

S-28

This discussion is based upon provisions of the Code, Treasury regulations, rulings and judicial decisions as of the date hereof. These authorities may change, perhaps retroactively, which could result in U.S. federal income tax consequences different from those summarized below. This discussion does not address all aspects of U.S. federal income taxation (such as the alternative minimum tax) and does not describe any foreign, state, local, gift, estate or other tax considerations that may be relevant to a purchaser or holder of the Series E Preferred Stock in light of their particular circumstances. In addition, this discussion does not describe the U.S. federal income tax consequences applicable to a purchaser or a holder of the Series E Preferred Stock who is subject to special treatment under U.S. federal income tax laws (including, a corporation that accumulates earnings to avoid U.S. federal income tax, a pass-through entity or an investor in a pass-through entity (such as a partnership), a tax-exempt entity, pension or other employee benefit plans, financial institutions or broker-dealers, persons holding the Series E Preferred Stock as part of a hedging or conversion transaction or straddle, a person subject to the alternative minimum tax, an insurance company, former U.S. citizens or former long-term U.S. residents). We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this discussion.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds the Series E Preferred Stock, the U.S. federal income tax treatment of a partner of that partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding the Series E Preferred Stock, you should consult your tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of the Series E Preferred Stock.

THIS DISCUSSION CANNOT BE USED BY ANY HOLDER FOR THE PURPOSE OF AVOIDING TAX PENALTIES THAT MAY BE IMPOSED ON SUCH HOLDER. IF YOU ARE CONSIDERING THE PURCHASE OF THE SERIES E PREFERRED STOCK, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF THE SERIES E PREFERRED STOCK IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER OTHER FEDERAL TAX LAW AND THE LAWS OF APPLICABLE STATE, LOCAL AND FOREIGN TAXING JURISDICTIONS. YOU SHOULD ALSO CONSULT WITH YOUR TAX ADVISORS CONCERNING ANY POSSIBLE ENACTMENT OF LEGISLATION THAT WOULD AFFECT YOUR INVESTMENT IN THE SERIES E PREFERRED STOCK IN YOUR PARTICULAR CIRCUMSTANCES.

U.S. Holders:

Subject to the qualifications set forth above, the following discussion summarizes the material U.S. federal income tax considerations that may relate to the purchase, ownership and disposition of the Series E Preferred Stock by “U.S. holders.” You are a “U.S. holder” if you are a beneficial owner of Series E Preferred Stock and you are for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.
S-29

Distributions in General. In general, if distributions are made with respect to our Series E Preferred Stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce a U.S. holder’s tax basis in the Series E Preferred Stock, and the excess will be treated as gain from the disposition of the Series E Preferred Stock, the tax treatment of which is discussed below under “Disposition of Series E Preferred Stock, Including Redemptions.” We currently do not have accumulated earnings and profits. Additionally, we may not have sufficient current earnings and profits during future fiscal years for the distributions on the Series E Preferred Stock to qualify as dividends for U.S. federal income tax purposes.

Dividends received by individual holders of Series E Preferred Stock will generally be subject to a reduced maximum tax rate of up to 20% if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes. The rate reduction does not apply to dividends received to the extent that the individual shareholder elects to treat the dividends as “investment income,” which may be offset against investment expenses. Furthermore, the rate reduction does not apply to dividends that are paid to individual shareholders with respect to the Series E Preferred Stock that is held for 60 days or less during the 121-day period beginning on the date which is 60 days before the date on which the Series E Preferred Stock becomes ex-dividend (or where the dividend is attributable to a period or periods in excess of 366 days, Series E Preferred Stock that is held for 90 days or less during the 181-day period beginning on the date which is 90 days before the date on which the Series E Preferred Stock becomes ex-dividend). In addition, if a dividend received by an individual shareholder that qualifies for the rate reduction is an “extraordinary dividend” within the meaning of Section 1059 of the Code, any loss recognized by such individual holder on a subsequent disposition of the stock will be treated as long-term capital loss to the extent of such “extraordinary dividend,” irrespective of such holder’s holding period for the stock. Furthermore, under the 2010 Health Care and Education Reconciliation Act (“2010 Reconciliation Act”), dividends recognized by U.S. holders that are individuals could be subject to the 3.8% Medicare tax on net investment income. Individual shareholders should consult their own tax advisors regarding the implications of these rules in light of their particular circumstances.

Dividends received by corporate holders of Series E Preferred Stock generally will be eligible for the dividends-received deduction. Generally, this deduction is allowed if the underlying stock is held for at least 46 days during the 91 day period beginning on the date 45 days before the ex-dividend date of the stock, and for cumulative preferred stock with an arrearage of dividends attributable to a period in excess of 366 days, the holding period is at least 91 days during the 181-day period beginning on the date 90 days before the ex-dividend date of the stock. Corporate holders of Series E Preferred Stock should also consider the effect of Section 246A of the Code, which reduces the dividends-received deduction allowed to a corporate shareholder that has incurred indebtedness that is “directly attributable” to an investment in portfolio stock such as preferred stock. If a corporate shareholder receives a dividend on the Series E Preferred Stock that is an “extraordinary dividend” within the meaning of Section 1059 of the Code, the shareholder in certain instances must reduce its tax basis in the Series E Preferred Stock by the amount of the “nontaxed portion” of such “extraordinary dividend” that results from the application of the dividends-received deduction. If the “nontaxed portion” of such “extraordinary dividend” exceeds such corporate shareholder’s tax basis, any excess will be taxed as gain as if such shareholder had disposed of its shares in the year the “extraordinary dividend” is paid. Each U.S. corporate holder of Series E Preferred Stock is urged to consult with its tax advisors with respect to the eligibility for and amount of any dividends received deduction and the application of Section 1059 of the Code to any dividends it receives on our Series E Preferred Stock.

Constructive Distributions on Series E Preferred Stock. A distribution by a corporation of its stock deemed made with respect to its preferred stock is treated as a distribution of property to which Section 301 of the Code applies. If a corporation issues preferred stock that may be redeemed at a price higher than its issue price, the excess (a “redemption premium”) is treated under certain circumstances as a constructive distribution (or series of constructive distributions) of additional preferred stock.

The constructive distribution of property equal to the redemption premium would accrue without regard to the holder's method of accounting for U.S. federal income tax purposes at a constant yield determined under principles similar to the determination of original issue discount (“OID”) under Treasury regulations under Sections 1271 through 1275 of the Code (the “OID Rules”). The constructive distributions of property would be treated for U.S. federal income tax purposes as actual distributions of the Series E Preferred Stock that would constitute a dividend, return of capital or capital gain to the holder of the stock in the same manner as cash distributions described under “Material U.S. Federal Income Tax Considerations—U.S. Holders: Distributions in General.” The application of principles similar to those applicable to debt instruments with OID to a redemption premium for the Series E Preferred Stock is uncertain.

S-30

We have the right to call the Series E Preferred Stock for redemption on or after February 11, 2017, and have the right to redeem the Series E Preferred Stock upon any Change of Control (each, a “ call option”). The stated redemption price of the Series E Preferred Stock upon any redemption pursuant to our call option is equal to the liquidation preference of the Series E Preferred Stock (i.e., $25, plus accrued and unpaid dividends) and is payable in cash.

If the redemption price of the Series E Preferred Stock exceeds the issue price of the Series E Preferred Stock upon any redemption pursuant to our call option or contingent call obligation, the excess will be treated as a redemption premium that may result in certain circumstances in a constructive distribution or series of constructive distributions to U.S. holders of additional Series E Preferred Stock. The redemption price for the Series E Preferred Stock should be the liquidation preference of the Series E Preferred Stock. Assuming that the issue price of the Series E Preferred Stock is determined under principles similar to the OID Rules, the issue price for the Series E Preferred Stock should be the initial offering price to the public (excluding bond houses and brokers) at which a substantial amount of the Series E Preferred Stock is sold.

A redemption premium for the Series E Preferred Stock should not result in constructive distributions to U.S. holders of the Series E Preferred Stock if the redemption premium is less than a de minimis amount as determined under principles similar to the OID Rules. A redemption premium for the Series E Preferred Stock should be considered de minimis if such premium is less than .0025 of the Series E Preferred Stock's liquidation value of $25.00 at maturity, multiplied by the number of complete years to maturity. Because the determination under the OID Rules of a maturity date for the Series E Preferred Stock is unclear, the remainder of this discussion assumes that the Series E Preferred Stock is issued with a redemption premium greater than a de minimis amount.

Even if the de minimis exception discussed above is not applicable, the call option should not require constructive distributions of the redemption premium, if based on all of the facts and circumstances as of the issue date, a redemption pursuant to the call option is not more likely than not to occur. The Treasury regulations provide that an issuer's right to redeem will not be treated as more likely than not to occur if: (i) the issuer and the holder of the stock are not related within the meaning of Section 267(b) or Section 707(b) of the Code (substituting “20%” for the phrase “50%”); (ii) there are no plans, arrangements, or agreements that effectively require or are intended to compel the issuer to redeem the stock; and (iii) exercise of the right to redeem would not reduce the yield on the stock determined using principles applicable to the determination of OID under the OID rules. The fact that a redemption right is not within the safe harbor described in the preceding sentence does not mean that an issuer's right to redeem is more likely than not to occur and the issuer's right to redeem must still be tested under all the facts and circumstances to determine if it is more likely than not to occur. We do not believe that a redemption pursuant to the call option should be treated as more likely than not to occur under the foregoing test. Accordingly, no U.S. holder of the Series E Preferred Stock should be required to recognize constructive distributions of the redemption premium because of our call option.

Prospective purchasers of the Series E Preferred Stock should consult their own tax advisors regarding the potential implications of these constructive distribution rules.

Holder’s Conversion Option. If upon a Change of Control, we do not exercise our call option and a U.S. holder elects to convert some or all of the holder’s Series E Preferred Stock into common stock or if a U.S. holder otherwise elects to convert some or all of the holder’s Series E Preferred Stock into our common stock, or we cause a conversion in the event of a Market Trigger, the holder should not recognize gain or loss upon the conversion into common stock except as noted below. If a U.S. holder receives cash in lieu of a fractional share of stock, however, the holder would be treated as if he received the fractional share and then had the fractional share redeemed for the cash. With respect to receipt of cash in lieu of a fractional share of common stock, a U.S. holder should recognize gain or loss equal to the difference between the cash received and that portion of his basis (see discussion of basis below) in the stock attributable to the fractional share. The U.S. holder’s conversion of Series E Preferred Stock into common stock may result in a distribution taxed in the same manner as a cash distribution described under the heading “Material U.S. Federal Income Tax Consequences-U.S. Holder: Distributions in General” if either: (i) the holder’s right is pursuant to a plan to periodically increase a shareholder’s proportionate interest in our assets or earnings and profits, or (ii) there are dividends in arrears on the Series E Preferred Stock at the time of the recapitalization, and as a result, increases on the holder’s interest in our assets or earnings and profits. In the latter case, the amount of the constructive distribution is limited to the lesser of (i) the amount by which the value of the common stock received exceeds the issue price of the Series E Preferred Stock, which in this case, would be the redemption premium; or (ii) the amount of dividends in arrears on the Series E Preferred Stock. We believe that any conversion of the Series E Preferred Stock into common stock should not be treated as pursuant to a plan to periodically increase the holders’ interest in our assets or earnings and profits. Accordingly, the amount of any deemed distribution upon conversion should be the lesser of: (i) the redemption premium for Series E Preferred Stock or (ii) the amount of dividends in arrears. Assuming we make quarterly payments of dividends on the Series E Preferred Stock, any constructive distribution attributable to conversion of the Series E Preferred Stock into common stock should be limited in amount.

S-31

A U.S. holder’s initial tax basis in common stock received in the exchange (other than common stock considered to be received as a constructive distribution) will be equal to such holder’s basis in the Series E Preferred Stock surrendered in the exchange (including any fractional share for which cash is paid), and the holding period for such common stock will include the period during which the holder held such Series E Preferred Stock. Generally, a U.S. holder’s initial tax basis in any common stock (or portion thereof) considered received as a constructive distribution will be equal to its fair market value, and the holding period with respect to such common stock will begin on the date of the exchange.

Disposition of Series E Preferred Stock, Including Redemptions. Upon any sale, exchange, redemption (except as discussed below) or other disposition of the Series E Preferred Stock, a U.S. holder will recognize capital gain or loss equal to the difference between the amount realized by the U.S. holder and the U.S. holder's adjusted tax basis in the Series E Preferred Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder's holding period for the Series E Preferred Stock is longer than one year. A U.S. holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers. In addition, under the 2010 Reconciliation Act, gains recognized by U.S. holders that are individuals could be subject to the 3.8% tax on net investment income.

A redemption of shares of the Series E Preferred Stock will generally be a taxable event. If the redemption is treated as a sale or exchange, instead of a dividend, a U.S. holder will recognize capital gain or loss (which will be long-term capital gain or loss, if the U.S. holder's holding period for such Series E Preferred Stock exceeds one year) equal to the difference between the amount realized by the U.S. holder and the U.S. holder's adjusted tax basis in the Series E Preferred Stock redeemed, except to the extent that any cash received is attributable to any declared but unpaid dividends on the Series E Preferred Stock, which will be subject to the rules discussed above in “Material U.S. Federal Income Tax Considerations—U.S. Holders: Distributions in General.” A payment made in redemption of Series E Preferred Stock may be treated as a distribution, rather than as payment in exchange for the Series E Preferred Stock, unless the redemption:

•	is “not essentially equivalent to a dividend” with respect to a U.S. holder under Section 302(b)(1) of the Code;

•	is a “substantially disproportionate” redemption with respect to a U.S. holder under Section 302(b)(2) of the Code;

•	results in a “complete redemption” of a U.S. holder's stock interest in the company under Section 302(b)(3) of the Code; or

•	is a redemption of stock held by a non-corporate shareholder, which results in a partial liquidation of the company under Section 302(b)(4) of the Code.

In determining whether any of these tests has been met, a U.S. holder must take into account not only shares of the Series E Preferred Stock and our common stock that the U.S. holder actually owns, but also shares of stock that the U.S. holder constructively owns within the meaning of Section 318 of the Code.

S-32

A redemption payment will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in a U.S. holder's aggregate stock interest in the company, which will depend on the U.S. holder's particular facts and circumstances at such time. If the redemption payment is treated as a distribution, the rules discussed above in “Material U.S. Federal Income Tax Considerations—U.S. Holders: Distributions in General” apply.

Satisfaction of the “complete redemption” and “substantially disproportionate” exceptions is dependent upon compliance with the objective tests set forth in Section 302(b)(3) and Section 302(b)(2) of the Code, respectively. A redemption will result in a “complete redemption” if either all of the shares of our stock actually and constructively owned by a U.S. holder are exchanged in the redemption or all of the shares of our stock actually owned by the U.S. holder are exchanged in the redemption and the U.S. holder is eligible to waive, and the U.S. holder effectively waives, the attribution of shares of our stock constructively owned by the U.S. holder in accordance with the procedures described in Section 302(c)(2) of Code. A redemption does not qualify for the “substantially disproportionate” exception if the stock redeemed is only non-voting stock, and for this purpose, stock which does not have voting rights until the occurrence of an event is not voting stock until the occurrence of the specified event. Accordingly, any redemption of the Series E Preferred Stock generally will not qualify for this exception because the voting rights are limited as provided in the “Description of the Series E Preferred Stock—Voting Rights.”

For purposes of the “redemption from non-corporate shareholders in a partial liquidation” test, a distribution will be treated as in partial liquidation of a corporation if the distribution is not essentially equivalent to a dividend (determined at the corporate level rather than the shareholder level) and the distribution is pursuant to a plan and occurs within the taxable year in which the plan was adopted or within the succeeding taxable year. For these purposes, a distribution is generally not essentially equivalent to a dividend if the distribution results in a corporate contraction. The determination of what constitutes a corporate contraction is factual in nature, and has been interpreted under case law to include the termination of a business or line of business.

Each U.S. holder of the Series E Preferred Stock should consult its own tax advisors to determine whether a payment made in redemption of the Series E Preferred Stock will be treated as a dividend or a payment in exchange for the Series E Preferred Stock. If the redemption payment is treated as a dividend, the rules discussed above in “Material U.S. Federal Income Tax Considerations—U.S. Holders: Distributions in General” apply.

Information Reporting and Backup Withholding. Information reporting and backup withholding may apply with respect to payments of dividends on the Series E Preferred Stock and to certain payments of proceeds on the sale or other disposition of the Series E Preferred Stock. Certain non-corporate U.S. holders may be subject to U.S. backup withholding (currently at a rate of 28%) on payments of dividends on the Series E Preferred Stock and certain payments of proceeds on the sale or other disposition of the Series E Preferred Stock unless the beneficial owner thereof furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder's U.S. federal income tax liability, which may entitle the U.S. holder to a refund, provided the U.S. holder timely furnishes the required information to the Internal Revenue Service.

Non-U.S. Holders:

Subject to the qualifications set forth above under the caption “Material U.S. Federal Income Tax Consequences,” the following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of the Series E Preferred Stock by certain “Non-U.S. holders.” You are a “Non-U.S. holder” if you are a beneficial owner of the Series E Preferred Stock and you are not a “U.S. holder.”

S-33

Distributions on the Series E Preferred Stock. If distributions are made with respect to the Series E Preferred Stock (including constructive distributions as discussed under the heading “Material U.S. Federal Income Tax Considerations—Constructive Distributions on Series E Preferred Stock”), such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code and may be subject to withholding as discussed below. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce the Non-U.S. holder's basis in the Series E Preferred Stock and, to the extent such portion exceeds the Non-U.S. holder's basis, the excess will be treated as gain from the disposition of the Series E Preferred Stock, the tax treatment of which is discussed below under “Material U.S. Federal Income Tax Considerations—Non-U.S. Holders: Disposition of Series E Preferred Stock, Including Redemptions.” In addition, if we are a U.S. real property holding corporation, i.e. a “USRPHC,” and any distribution exceeds our current and accumulated earnings and profits, we will need to choose to satisfy our withholding requirements either by treating the entire distribution as a dividend, subject to the withholding rules in the following paragraph (and withhold at a minimum rate of 10% or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC), or by treating only the amount of the distribution equal to our reasonable estimate of our current and accumulated earnings and profits as a dividend, subject to the withholding rules in the following paragraph, with the excess portion of the distribution subject to withholding at a rate of 10% or such lower rate as may be specified by an applicable income tax treaty as if such excess were the result of a sale of shares in a USRPHC (discussed below under “Material U.S. Federal Income Tax Considerations—Non-U.S. Holders: Disposition of Series E Preferred Stock, Including Redemptions”), with a credit generally allowed against the Non-U.S. holder's U.S. federal income tax liability in an amount equal to the amount withheld from such excess.

Dividends paid to a Non-U.S. holder of the Series E Preferred Stock will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, where a tax treaty applies, are attributable to a permanent establishment (or in the case of an individual, a fixed base) maintained by the Non-U.S. holder in the United States) are not subject to the withholding tax, provided that certain certification and disclosure requirements are satisfied including completing Internal Revenue Service Form W-8ECI (or other applicable form). Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. holder of the Series E Preferred Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to (i) complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits, or (ii) if the Series E Preferred Stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury regulations.

A Non-U.S. holder of the Series E Preferred Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Disposition of Series E Preferred Stock, Including Redemptions. Any gain realized by a Non-U.S. holder on the disposition of the Series E Preferred Stock will not be subject to U.S. federal income or withholding tax unless:

•	the gain is effectively connected with a trade or business of the Non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. holder in the United States);

•	the Non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met; or
S-34

•	we are or have been a USRPHC for U.S. federal income tax purposes, as such term is defined in Section 897(c) of the Code, and such Non-U.S. holder owned directly or pursuant to attribution rules at any time during the five-year period ending on the date of disposition more than 5% of the Series E Preferred Stock. This assumes that the Series E Preferred Stock is regularly traded on an established securities market, within the meaning of Section 897(c)(3) of the Code. We do not believe that we are currently a USRPHC or that we will become one in the future although we cannot be certain of our future operations and asset holdings.

A Non-U.S. holder described in the first bullet point immediately above will generally be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates in the same manner as if the Non-U.S. holder were a United States person as defined under the Code, and if it is a corporation, may also be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual Non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax (or at such reduced rate as may be provided by an applicable treaty) on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. A Non-U.S. holder described in the third bullet point above will be subject to U.S. federal income tax under regular graduated U.S. federal income tax rates with respect to the gain recognized in the same manner as if the Non-U.S. holder were a United States person as defined under the Code.

If a Non-U.S. holder is subject to U.S. federal income tax on any sale, exchange, redemption (except as discussed below), or other disposition of the Series E Preferred Stock, such a Non-U.S. holder will recognize capital gain or loss equal to the difference between the amount realized by the Non-U.S. holder and the Non-U.S. holder's adjusted tax basis in the Series E Preferred Stock. Such capital gain or loss will be long-term capital gain or loss if the Non-U.S. holder's holding period for the Series E Preferred Stock is longer than one year. A Non-U.S. holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers.

If a Non-U.S. holder is subject to U.S. federal income tax on any disposition of the Series E Preferred Stock, a redemption of shares of the Series E Preferred Stock will be a taxable event. If the redemption is treated as a sale or exchange, instead of a dividend, a Non-U.S. holder generally will recognize long-term capital gain or loss, if the Non-U.S. holder's holding period for such Series E Preferred Stock exceeds one year, equal to the difference between the amount of cash received and fair market value of property received and the Non-U.S. holder's adjusted tax basis in the Series E Preferred Stock redeemed, except that to the extent that any cash received is attributable to any declared but unpaid dividends on the Series E Preferred Stock, which generally will be subject to the rules discussed above in “Material U.S. Federal Income Tax Considerations—Non-U.S. Holders: Distributions on the Series E Preferred Stock.” A payment made in redemption of the Series E Preferred Stock may be treated as a dividend, rather than as payment in exchange for the Series E Preferred Stock, in the same circumstances discussed above under “Material U.S. Federal Income Tax Considerations—U.S. Holders: Disposition of Series E Preferred Stock, Including Redemptions.” Each Non-U.S. holder of the Series E Preferred Stock should consult its own tax advisors to determine whether a payment made in redemption of the Series E Preferred Stock will be treated as a dividend or as payment in exchange for the Series E Preferred Stock.

Information reporting and backup withholding. We must report annually to the Internal Revenue Service and to each Non-U.S. holder the amount of dividends paid to such Non-U.S. holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. holder will not be subject to backup withholding on dividends paid to such Non-U.S. holder as long as such Non-U.S. holder certifies under penalty of perjury that it is a Non-U.S. holder (and the payor does not have actual knowledge or reason to know that such Non-U.S. holder is a United States person as defined under the Code), or such Non-U.S. holder otherwise establishes an exemption.

S-35

Depending on the circumstances, information reporting and backup withholding may apply to the proceeds received from a sale or other disposition of the Series E Preferred Stock unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder's U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Recently Enacted Legislation Relating to Foreign Accounts. Recently enacted legislation, the Foreign Account Tax Compliance Act (“FATCA”), will generally impose a 30% withholding tax on dividends on Series E Preferred Stock and the gross proceeds of a disposition of Series E Preferred Stock that are paid to: (i) a foreign financial institution (as that term is defined in Section 1471(d)(4) of the Code) unless that foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose information regarding U.S. account holders of that foreign financial institution (including certain account holders that are foreign entities that have U.S. owners) and satisfies other requirements; and (ii) specified other foreign entities unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity satisfies other specified requirements. Foreign financial institutions located in jurisdictions that have an “intergovernmental agreement” with the United States governing FATCA may be subject to different rules.

Although such legislation generally applies to payments made after December 31, 2012, recently issued guidance by the Internal Revenue Service indicates that under future Treasury regulations, the FATCA withholding tax of 30% will not apply to dividends paid on shares of our Series E Preferred Stock until after June 30, 2014, and to gross proceeds from the disposition of shares of our Series E Preferred Stock until after December 31, 2016.

Although administrative guidance and final Treasury regulations regarding the FATCA rules have recently been issued, the exact scope of these rules remains unclear. Prospective investors should consult their own tax advisors regarding the possible impact of these rules on their investment in the Series E Preferred Stock.

S-36

PLAN OF DISTRIBUTION

We have entered into an At Market Issuance Sales Agreement with MLV pursuant to which we may issue and sell shares of our Series E Preferred Stock having aggregate sales proceeds of up to $30 million from time to time through MLV, as our exclusive sales agent for the offer and sale of the Series E Preferred Stock.  The form of the Sales Agreement will be filed as an exhibit to a report filed under the Exchange Act. The sales, if any, of Series E Preferred Stock made under the Sales Agreement will be made in privately negotiated transactions or in any method permitted by law deemed to be an offering “at the market” as defined in Rule 415 promulgated under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on the NASDAQ, or sales made through a market maker other than on an exchange.  MLV will make all sales using commercially reasonable efforts consistent with its normal sales and trading practices on mutually agreed upon terms between MLV and us.

MLV will sell the shares of Series E Preferred Stock subject to the Sales Agreement from time to time as agreed upon by us and MLV.  Each time we wish to issue and sell shares of Series E Preferred Stock, we will notify MLV of the proposed terms of the placement. Subject to the terms and conditions of the Sales Agreement, including agreement by MLV of the terms of the placement, MLV will use its commercially reasonable efforts, consistent with its normal trading and sales practices, to try to sell all of the designated shares of Series E Preferred Stock.  We may instruct MLV not to sell shares of Series E Preferred Stock if the sales cannot be effected at or above the price designated by us in any such instruction.  MLV will not be obligated to attempt to sell shares if the market price is below the designated price.  We or MLV may suspend the offering of shares of Series E Preferred Stock upon proper notice and subject to other conditions.

The compensation to MLV for sales of our Series E Preferred Stock related to this prospectus supplement will be up to 5% of the gross proceeds from the sale of such Series E Preferred Stock.  The remaining sales proceeds, after deducting offering expenses and any transaction fees imposed by any governmental or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of the shares.

Settlement for sales of Series E Preferred Stock will occur on the third business day following the date on which any sales are made in return for payment of the net proceeds to us.  There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

In connection with the sale of Series E Preferred Stock on our behalf, MLV may be an “underwriter” within the meaning of the Securities Act, and compensation to MLV may constitute underwriting commissions. We have agreed to provide indemnification and contribution to MLV against certain civil liabilities, including liabilities under the Securities Act. MLV may engage in transactions with, or perform services for, us in the ordinary course of business.

The offering of our Series E Preferred Stock in accordance with the Sales Agreement will terminate upon the earlier of (1) the sale of all of our shares of Series E Preferred Stock subject to the Sales Agreement, or (2) the termination of the Sales Agreement as permitted therein.

MLV and its affiliates have provided and may in the future provide various investment banking and advisory services to us from time to time for which they have received, and are expected to receive, customary fees and expenses. MLV previously acted as our underwriter in a the initial public offering of 775,000 shares of our Series E Preferred Stock, with respect to which we entered into an Underwriting Agreement, dated February 11, 2014, with MLV, Maxim Group LLC, National Securities Corporation, Empire Asset Management Company and I-Bankers Securities, Inc., and the establishment of an “at the market” program for the offering of our common stock with respect to which we entered into an At Market Issuance Sales Agreement, dated December 27, 2012, with MLV and pursuant to which multiple offerings of our common stock were made from time to time.

S-37

LEGAL MATTERS

The validity of the securities offered by this prospectus supplement will be passed upon for us by K&L Gates LLP, Irvine, California, counsel to Peregrine Pharmaceuticals, Inc. LeClairRyan, A Professional Corporation, New York, New York, is acting as counsel for MLV in connection with this offering.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended April 30, 2013 and the effectiveness of our internal control over financial reporting as of April 30, 2013, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE TO LEARN MORE ABOUT US

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities being offered under this prospectus supplement. This prospectus supplement and accompanying prospectus, which forms part of the registration statement, does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. For further information regarding us and our securities, please see the registration statement and our other filings with the SEC, including our annual, quarterly, and current reports and any proxy statements, which you may read and copy at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our public filings with the SEC are also available to the public on the SEC’s Internet website at http://www.sec.gov.

We furnish holders of our common stock with annual reports containing audited financial statements prepared in accordance with accounting principles generally accepted in the United States following the end of each fiscal year. We file reports and other information with the SEC pursuant to the reporting requirements of the Exchange Act. In addition, the reports, proxy statements and other information that we file with the SEC are available to you free of charge through the Investor Relations page of our website, www.peregrineinc.com, as soon as reasonably practicable after they have been electronically filed with, or furnished to, the SEC. We have included our website address as a textual reference and do not intend it as an active link to our website. The contents of our website are not part of this prospectus supplement, and you should not consider the contents of our website in making an investment decision with respect to our securities.

Descriptions in this prospectus supplement and accompany prospectus of documents are intended to be summaries of the material, relevant portions of those documents, but may not be complete descriptions of those documents. For complete copies of those documents, please refer to the exhibits to the registration statement and other documents filed by us with the SEC.

S-38

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the documents we file with them, which means that we can disclose important information to you by referring you to these documents. The information that we incorporate by reference into this prospectus supplement is considered to be part of this prospectus supplement, and information that we file later with the SEC automatically updates and supersedes any information in this prospectus supplement. We have filed the following documents with the SEC. These documents are incorporated by reference as of their respective dates of filing:

1.	our Annual Report on Form 10-K for the fiscal year ended April 30, 2013, as filed with the SEC on July 11, 2013;
2.	our Definitive Proxy Statement with respect to the 2013 Annual Meeting of Stockholders held on October 17, 2013, as filed with the SEC on August 26, 2013;
3.	our Quarterly Report on Form 10-Q for the quarterly periods ended July 31, 2013, October 31, 2013, and January 31, 2014 as filed with the SEC on September 9, 2013, December 10, 2013 and March 7, 2014 respectively.
4.	our Current Reports on Form 8-K as filed with the SEC on May 8, 2013, May 20, 2013, June 3, 2013, June 27, 2013, July 11, 2013, October 17, 2013, October 18, 2013, January 6, 2014, January 23, 2014, February 5, 2014, February 6, 2014, February 12, 2014, February 19, 2014, February 27, 2014, March 7, 2014, March 11, 2014, May 5, 2014, May 8, 2014 and June 10, 2014;
5.	the description of our common stock contained in our Registration Statement on Form 8-A and Form 8-B (Registration of Successor Issuers) filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description;
6.	the description of our preferred stock purchase rights contained in our Form 8-A filed under the Exchange Act on March 17, 2006, including any amendment or report filed for the purpose of updating such descriptions;
7.	the description of our Series E Preferred Stock contained in our Form 8-A filed under the Exchange Act on February 12, 2014, including any amendment or report filed for the purpose of updating such description; and
8.	all other reports filed by us under Section 13(a) of 15(d) of the Exchange Act since the end of our fiscal year ended April 30, 2013.

In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus supplement until all securities offered have been sold, shall be deemed to be incorporated by reference into this prospectus supplement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

Nothing in this prospectus supplement shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K.

S-39

We will provide, without charge, upon written or oral request of any person to whom a copy of this prospectus supplement and the accompanying prospectus is delivered, a copy of any or all of the foregoing documents and information that has been or may be incorporated in this prospectus supplement and the accompanying prospectus supplement by reference, other than exhibits to such documents. Requests for such documents and information should be directed to:

Peregrine Pharmaceuticals, Inc.

Attn: Paul J. Lytle, Chief Financial Officer

14282 Franklin Avenue

Tustin, California 92780-7017

(714) 508-6000

S-40

PROSPECTUS

$100,000,000

Common Stock

Preferred Stock

We may offer and sell either individually or in combination with other securities any of the securities described in this prospectus from time to time in one or more offerings at prices and on terms to be determined at or prior to the applicable offering. We may also issue shares of common stock upon conversion of our preferred stock. The aggregate initial offering price of all securities sold under this prospectus will not exceed $100,000,000.

This prospectus describes some of the general terms that may apply to these securities. We will provide the specific prices and terms of these securities in one or more supplements to this prospectus at the time of the offering.  You should read this prospectus and any prospectus supplement carefully before you invest in our securities.

 We may offer and sell these securities through underwriters, dealers or agents or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.

We encourage you to carefully review and consider this prospectus and any prospectus supplement before investing in our securities. We also encourage you to read the documents to which we have referred you in the “Where To Learn More About Us” section of this prospectus for information on us and for our financial statements.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Our common stock is registered under Section 12(b) of the Securities Exchange Act of 1934, as amended and is listed on The NASDAQ Capital Market under the symbol “PPHM.” On December 26, 2013, the last reported sale price of our common stock on The NASDAQ Capital Market was $1.37 per share.

Investing in our securities involves a high degree of risk.  Before investing in our securities, you should refer to the risk factors included in our periodic reports, in prospectus supplements relating to specific offerings of our securities and in other information that we file with the Securities and Exchange Commission.  See “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 16, 2014

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under the shelf registration process, we may offer and sell either individually or in combination with other securities any of the securities described in this prospectus from time to time in one or more offerings at prices and on terms to be determined at or prior to the applicable offering. We may also issue shares of common stock upon conversion of our preferred stock. The aggregate initial offering price of all securities sold under this prospectus will not exceed $100,000,000.

This prospectus only provides you with a general description of the securities we may offer.  Each time we sell securities described in the prospectus, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered.

The prospectus supplement may also add, update or change information contained in this prospectus.  You should read carefully both this prospectus and any accompanying prospectus supplement or other offering materials, together with the additional information described under “Where To Learn More About Us” and “Incorporation of Certain Documents By Reference,” beginning on page 9 of this prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus.  We have not authorized anyone to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC.  For further information, we refer you to the registration statement on Form S-3, including its exhibits.  We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, file reports and other information with the SEC.  Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries.  If the SEC rules require that any agreement or document be filed as an exhibit to the registration statement, then you should refer to that agreement or document for its complete contents.

You should not assume that the information in this prospectus, any accompanying prospectus supplement or any other offering materials is accurate as of any date other than the date on the front of each document, regardless of the time of delivery of this prospectus, any accompanying prospectus supplement or any sale of securities.  Our business, financial condition, results of operations and prospects may have changed since then.

As used in this prospectus, the terms “we,” “us,” “our,” “Company” and “Peregrine” refer to Peregrine Pharmaceuticals, Inc., and its wholly-owned subsidiary, Avid Bioservices, Inc.

PROSPECTUS SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus.  It does not contain all the information you should consider before investing in our securities.  You should read carefully this prospectus, any accompanying prospectus supplement and any other offering materials, together with the additional information described under “Where To Learn More About Us” and “Incorporation of Certain Documents By Reference,” beginning on page 9 of this prospectus.

1

Our Company

We are a biopharmaceutical company with a portfolio of innovative monoclonal antibodies in clinical trials focused on the treatment and diagnosis of cancer. We are advancing our lead immunotherapy candidate, bavituximab, into Phase III development (the “SUNRISE trial”) for the treatment of second-line non-small cell lung cancer (“NSCLC”) while also seeking a licensing or funding partner to further advance Cotara into Phase III development for the treatment of brain cancer. In addition, we are evaluating our lead molecular imaging agent, 124I-PGN650, in an exploratory clinical trial for the imaging of multiple solid tumor types.

Bavituximab is our lead immunotherapy candidate entering Phase III development for the treatment of NSCLC. In May 2013, we reached an agreement with the U.S. Food and Drug Administration (“FDA”) on the design of the Phase III SUNRISE trial (Stimulating ImmUne RespoNse thRough BavItuximab in a PhaSE III Lung Cancer Study). The SUNRISE trial design was supported by promising data from our Phase IIb trial in the same indication.

The Phase III SUNRISE trial is a randomized, double-blind, placebo-controlled trial evaluating bavituximab plus docetaxel versus docetaxel alone in approximately 600 patients at clinical sites worldwide. The trial will enroll non-squamous, NSCLC patients who have progressed after standard front-line treatment. Patients will be randomized into one of two treatment arms. One treatment arm will receive docetaxel (75 mg/m2), up to six 21-day cycles, in combination with bavituximab (3 mg/kg) weekly until progression or toxicity. The other treatment arm will receive docetaxel (75 mg/m2), up to six 21-day cycles, in combination with placebo weekly until progression or toxicity. The primary endpoint of the trial will be overall survival. We anticipate initiating this trial by December 31, 2013.

With respect to our Cotara oncology program, in December 2012, we reached an agreement with the FDA on the design of a single pivotal trial to potentially support product registration for Cotara in the treatment of recurrent glioblastoma multiforme (“GBM”). We are currently seeking a partner to further develop Cotara in recurrent GBM.

With respect to our imaging program, we are currently conducting an open-label, single-center clinical trial under an exploratory Investigational New Drug Application filed with the FDA for our lead imaging agent 124I-PGN650 for the imaging of multiple solid tumor types.

For a more detailed discussion of our other bavituximab trials, our other proprietary platforms, including Cotara and PGN650, please refer to our Form 10-K for the fiscal year ended April 30, 2013, filed with the SEC on July 11, 2013.

In addition, we also operate a wholly-owned cGMP (current Good Manufacturing Practices) contract manufacturing subsidiary, Avid Bioservices, Inc. (“Avid”) that provides fully integrated services from cell line development to commercial cGMP biomanufacturing for Peregrine and its third-party clients on a fee-for-service basis. In addition to generating revenue from third-party clients, Avid is strategically integrated with Peregrine to manufacture all clinical products to support our development efforts and potential commercialization.

Company Information

We are a Delaware corporation. Our principal executive offices are located at 14282 Franklin Avenue, Tustin, California 92780 and our telephone number is 714-508-6000. Our internet website addresses are www.peregrineinc.com, www.avidbio.com, and www.peregrinetrials.com. This reference to our websites is an inactive textual reference only and is not a hyperlink.  The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our securities.

2

RISK FACTORS

An investment in our securities involves a high degree of risk.  You should carefully consider the specific risks described in our Annual Report on Form 10-K for the year ended April 30, 2013 (the “2013 Annual Report”) under the heading “Risk Factors” and in our Quarterly Report on Form 10-Q for the three months ended July 31, 2013 and October 31, 2013 under the heading “Risk Factors” before investing in our securities. You should also consider similar information in any Annual Report on Form 10-K or other documents filed by us with the SEC after the date of this prospectus before deciding to invest in our securities. If applicable, we will include in any prospectus supplement a description of those significant risks that could make the offering described therein speculative or risky.  If any of the foregoing risks actually materializes, our business, financial condition, results of operations and prospects could be materially adversely affected.  As a result, the value of our securities could decline and you could lose part or all of your investment.  The foregoing risks are not the only ones we face.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially affect our business, financial condition, results of operations and prospects.  See “Where To Learn More About Us” and “Incorporation of Certain Documents By Reference,” beginning on page 9 of this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference herein contain forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933, as amended (the “Securities Act”), and 21E of the Exchange Act. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “could,” “should,” “continue” or other comparable words or expressions. These statements involve known and unknown risks, including, among others, risks resulting from economic and market conditions, the regulatory environment in which we operate, pricing pressures, accurately forecasting operating and capital expenditures and clinical trial costs, competitive activities, uncertainties of litigation and other business conditions, and are subject to uncertainties and assumptions contained elsewhere in this prospectus. We base our forward-looking statements on information currently available to us, and, in accordance with the requirements of federal securities laws, we will disclose to you material developments affecting such statements. Our actual operating results and financial performance may prove to be very different from what we have predicted as of the date of this prospectus due to certain risks and uncertainties. We undertake no duty to update any of the forward-looking statements after the date of this report to conform such statements to actual results or to changes in our expectations. The risks and uncertainties that we face are described in greater detail under the heading “Risk Factors” in our 2013 Annual Report, our Quarterly Report on Form 10-Q for the three months ended July 31, 2013 and October 31, 2013, and in subsequent filings that we make with the SEC, and may also be described in each prospectus supplement made a part hereof.

RATIO OF COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS TO EARNINGS

For each of the periods presented in the table below, our earnings were insufficient to cover combined fixed charges and preferred stock dividends. Accordingly, the table sets forth the deficiency of earnings to cover combined fixed charges and preferred stock dividends for each of the periods presented and ratio information has not been presented as it is not applicable. We have not paid any dividends on preferred stock and no preferred stock was outstanding for any of the periods presented.

For purposes of computing the deficiencies of earnings available to cover combined fixed charges and preferred stock dividends, “earnings” consist of loss from continuing operations before income taxes plus fixed charges. “Fixed charges” consist of interest expense, amortization of discount on notes payable and debt issuance costs, loss on early extinguishment of debt, and the portion of operating lease rental expense that is estimated by us to be representative of interest.

	Fiscal Year Ended April 30,					Six Months Ended
	2009	2010	2011	2012	2013	October 31, 2013
	(in thousands)
Deficiency of earnings available to cover combined fixed charges and preferred stock dividends	$(16,524)	$(14,494)	$(34,151)	$(42,119)	$(29,780)	$(15,390)

3

USE OF PROCEEDS

Unless otherwise indicated in the prospectus supplement applicable to an offering, we intend to use the net proceeds from the sale of our securities for general corporate purposes, which may include research and development expenses, clinical trial expenses, expansion of our contract manufacturing capabilities and increasing our working capital. Pending the use of the net proceeds, we intend to invest the net proceeds in investment grade, interest bearing securities.

The principal purposes of this offering are to increase our operating and financial flexibility. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of this offering. Accordingly, our management will have broad discretion in the application of net proceeds, if any.

DESCRIPTION OF SECURITIES TO BE OFFERED

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we so indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include information in the prospectus supplement, where applicable, about material U.S. federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more primary offerings, our common stock and preferred stock, or any combination of the foregoing.

In this prospectus, we refer to the common stock and preferred stock or any combination of the foregoing securities to be sold by us in a primary offering collectively as “securities.” The total dollar amount of all securities that we may issue under this prospectus will not exceed $100,000,000.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF COMMON STOCK

As of the date of the prospectus, we are authorized to issue up to 325,000,000 shares of common stock, $0.001 par value per share. As of December 20, 2013, 160,327,203 shares of our common stock were outstanding. In addition, we have reserved an additional 29,709,390 shares of common stock for issuance under our stock incentive plans, employee stock purchase plan and warrant agreements that were issued and outstanding or reserved for issuance as of December 20, 2013.

Dividends

Our Board of Directors may, out of funds legally available, at any regular or special meeting, declare dividends to the holders of shares of our common stock as and when they deem expedient, subject to the rights of holders of the preferred stock, if any.

Voting

Each share of common stock entitles the holders to one vote per share on all matters requiring a vote of the stockholders, including the election of directors. No holders of shares of common stock shall have the right to vote such shares cumulatively in any election for the Board of Directors.

4

Rights Upon Liquidation

In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of our common stock will be entitled to share equally in our assets available for distribution after payment in full of all debts and after the holders of preferred stock, if any, have received their liquidation preferences in full.

Miscellaneous

No holders of shares of our common stock shall have any preemptive rights to subscribe for, purchase or receive any shares of any class, whether now or hereafter authorized, or any options or warrants to purchase any such shares, or any securities convertible into or exchanged for any such shares, which may at any time be issued, sold or offered for sale by us.

DESCRIPTION OF PREFERRED STOCK

As of the date of this prospectus, we have authority, subject to any limitations prescribed by law and without further stockholder approval, to issue from time to time up to 5,000,000 shares of preferred stock, par value $0.001 per share, in one or more series. As of the date of this prospectus, no shares of preferred stock were issued and outstanding.

Our certificate of incorporation authorizes our Board of Directors, without action by stockholders, to issue one or more series of preferred stock and, in connection with the creation of such series, to fix by the resolution or resolutions providing for the issue of shares the voting powers and designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such series, including dividend rates, conversion rights, voting rights, terms of redemption and liquidation preferences and the number of shares constituting such series.  The particular terms of any preferred stock offered by this prospectus and any prospectus supplement will be described in the applicable prospectus supplement, and include, to the extent possible:

•	The maximum number of shares in the series and the designation of the series;
•	The terms of which dividends, if any, will be paid;
•	The terms of which the shares may be redeemed, if at all;
•	The liquidation preference, if any;
•	The terms of any retirement or sinking fund for the purchase or redemption of the shares of the series;
•	The terms and conditions, if any, on which the shares of the series will be convertible into, or exchangeable for, shares of any other class or classes of securities;
•	The voting rights, if any, of the shares of the series; and
•	Any or all other preferences and relative, participating, operational or other special rights or qualifications, limitations or restrictions of the shares.

The description of the preferred stock above is not complete. You should refer to the certificate of designations of rights and preferences with respect to any series of preferred stock we have or may issue for complete information concerning the terms of that series. A copy of the certificate of designations of rights and preferencces for each series of preferred stock will or has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part or as an exhibit to a filing incorporated by reference in that registration statement.

Our Board of Directors may authorize the issuance of series of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of common stockholders. The issuance of preferred stock could have the effect of delaying or preventing a change in control, and may cause the market price of our common stock to decline or impair the voting and other rights of the holders of our common stock.

5

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time in one or more transactions, including, without limitation:

•	directly to one or more purchasers, including affiliates;
•	through agents;
•	to or through underwriters, brokers or dealers; or
•	through a combination of any of these methods.

In addition, the manner in which we may sell some or all of the securities covered by this prospectus include, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;
•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;
•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or
•	privately negotiated transactions.

A prospectus supplement with respect to each offering of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;
•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;
•	any delayed delivery arrangements;
•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;
•	any discounts or concessions allowed or reallowed or paid to dealers; and
•	any securities exchange or markets on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to the prevailing market prices; or
•	at negotiated prices.

General

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be. In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the maximum discount or commission to be received by a FINRA member or independent broker-dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

6

At-the-Market Offerings

If we reach an agreement with an underwriter or agent on a placement, including the number and types of securities to be offered in the placement and any minimum price below which sales may not be made, such underwriter or agent would agree to use its commercially reasonable efforts, consistent with its normal trading and sales practices, to try to sell such securities on such terms. Underwriters could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act, sales made directly on The NASDAQ Capital Market, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange. The name of any such underwriter or agent involved in the offer and sale of the securities, the amounts underwritten, and the nature of its obligations to take the securities will be described in the applicable prospectus supplement.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

We may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

We may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

7

Direct Sales

We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be, will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market-Making, Stabilization and Other Transactions

There is currently no market for the offered preferred stock. If the offered preferred stock is traded after its initial issuance, it may trade at a discount from its initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered preferred stock, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance is given as to whether an active trading market will develop for the offered preferred stock. If we seek to list the preferred stock on any exchange or quotation system, any such listing with respect to any particular preferred stock will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and Commissions

In compliance with the guidelines of FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by K&L Gates LLP, Irvine, California, counsel to Peregrine Pharmaceuticals, Inc. Certain legal matters will be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.

8

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended April 30, 2013 and the effectiveness of our internal control over financial reporting as of April 30, 2013, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE TO LEARN MORE ABOUT US

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities being offered under this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. For further information regarding us and our securities, please see the registration statement and our other filings with the SEC, including our annual, quarterly, and current reports and any proxy statements, which you may read and copy at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our public filings with the SEC are also available to the public on the SEC’s Internet website at http://www.sec.gov.

We furnish holders of our common stock with annual reports containing audited financial statements prepared in accordance with accounting principles generally accepted in the United States following the end of each fiscal year. We file reports and other information with the SEC pursuant to the reporting requirements of the Exchange Act. In addition, the reports, proxy statements and other information that we file with the SEC are available to you free of charge through the Investor Relations page of our website, www.peregrineinc.com, as soon as reasonably practicable after they have been electronically filed with, or furnished to, the SEC. We have included our website address as a textual reference and do not intend it as an active link to our website. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our securities.

Descriptions in this prospectus of documents are intended to be summaries of the material, relevant portions of those documents, but may not be complete descriptions of those documents. For complete copies of those documents, please refer to the exhibits to the registration statement and other documents filed by us with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the documents we file with them, which means that we can disclose important information to you by referring you to these documents. The information that we incorporate by reference into this prospectus is considered to be part of this prospectus, and information that we file later with the SEC automatically updates and supersedes any information in this prospectus. We have filed the following documents with the SEC. These documents are incorporated by reference as of their respective dates of filing:

1.	our Annual Report on Form 10-K for the fiscal year ended April 30, 2013, as filed with the SEC on July 11, 2013;

2.	our Definitive Proxy Statement with respect to the 2013 Annual Meeting of Stockholders held on October 17, 2013, as filed with the SEC on August 26, 2013;

3.	our Quarterly Report on Form 10-Q for the quarterly periods ended July 31, 2013 and October 31, 2013, as filed with the SEC on September 9, 2013 and December 10, 2013, respectively.

4.	our Current Reports on Form 8-K as filed with the SEC on May 8, 2013, May 20, 2013, June 3, 2013, June 27, 2013, July 11, 2013, September 9, 2013, October 17, 2013, October 18, 2013, and December 10, 2013;

9

5.	the description of our common stock contained in our Registration Statement on Form 8-A and Form 8-B (Registration of Successor Issuers) filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description;

6.	the description of our preferred stock purchase rights contained in our Form 8-A filed under the Exchange Act on March 17, 2006, including any amendment or report filed for the purpose of updating such descriptions; and

7.	all other reports filed by us under Section 13(a) of 15(d) of the Exchange Act since the end of our fiscal year ended April 30, 2013.

In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Nothing in this registration statement shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K.

We will provide, without charge, upon written or oral request of any person to whom a copy of this prospectus is delivered, a copy of any or all of the foregoing documents and information that has been or may be incorporated in this prospectus by reference, other than exhibits to such documents. Requests for such documents and information should be directed to:

Peregrine Pharmaceuticals, Inc.

Attn: Paul J. Lytle, Chief Financial Officer

14282 Franklin Avenue

Tustin, California 92780-7017

(714) 508-6000

See also “Where to Learn More About Us.”

10

$30,000,000

10.50% Series E Convertible Preferred Stock

Up to 34,800,000 Shares of Common Stock

_________________

PROSPECTUS SUPPLEMENT

_________________

The date of this prospectus supplement is June 13, 2014